                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 99.5

Item 8. Financial Statements and Supplementary Data.

                                                                                                        Page No.
                                                                                                        --------
Independent Auditor's Report                                                                                3
Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and 2000                  4
Consolidated Balance Sheets at December 31, 2002 and 2001                                                   5
Consolidated Statements of Shareholders' Equity for the years ended December 31, 2002, 2001 and 2000        6
Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000                  8
Notes to Annual Financial Statements                                                                       10
Selected Financial Data (Unaudited)                                                                        50
Quarterly Data and Market Price Information (Unaudited)                                                    53

INDEPENDENT AUDITOR'S REPORT

TO THE SHAREHOLDERS AND
BOARD OF DIRECTORS OF HALLIBURTON COMPANY:

We have audited the accompanying consolidated balance sheet of Halliburton Company and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The accompanying 2001 and 2000 consolidated financial statements of Halliburton Company and subsidiaries were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements, before the restatement described in Note 4 to the consolidated financial statements and before the revision described in Note 22 to the consolidated financial statements, in their report dated January 23, 2002 (except with respect to matters discussed in Note 9 to those financial statements, as to which the date was February 21, 2002).

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Halliburton Company and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As described in Note 4 to the consolidated financial statements, the Company changed the composition of its reportable segments in 2003. The amounts in the 2002, 2001 and 2000 consolidated financial statements related to reportable segments have been restated to conform to the 2003 composition of reportable segments.

As discussed above, the 2001 and 2000 consolidated financial statements of Halliburton Company and subsidiaries were audited by other auditors who have ceased operations. As described above, the Company changed the composition of its reportable segments in 2003, and the amounts in the 2001 and 2000 consolidated financial statements relating to reportable segments have been restated. We audited the adjustments that were applied to restate the disclosures for reportable segments reflected in the 2001 and 2000 consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied. Also, as described in Note 22, these consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. In our opinion, the disclosures for 2001 and 2000 in Note 22 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements of Halliburton Company and subsidiaries other than with respect to such adjustments and revisions and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 consolidated financial statements taken as a whole.

Houston, Texas
March 13, 2003, except for Notes 1, 2 and 4, as to which the date is October 17, 2003

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

THIS REPORT IS A COPY OF A PREVIOUSLY ISSUED REPORT, THE PREDECESSOR AUDITOR HAS NOT REISSUED THIS REPORT, THE PREVIOUSLY ISSUED REPORT REFERS TO FINANCIAL STATEMENTS NOT PHYSICALLY INCLUDED IN THIS DOCUMENT, AND THE PRIOR-PERIOD FINANCIAL STATEMENTS HAVE BEEN REVISED OR RESTATED.

TO THE SHAREHOLDERS AND
BOARD OF DIRECTORS OF HALLIBURTON COMPANY:

We have audited the accompanying consolidated balance sheets of Halliburton Company (a Delaware corporation) and subsidiary companies as of December 31, 2001 and 2000, and the related consolidated statements of income, cash flows, and shareholders' equity for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Halliburton Company and subsidiary companies as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

Arthur Andersen LLP
Dallas, Texas

January 23, 2002 (Except with respect to certain matters discussed in Note 9, as to which the date is February 21, 2002.)

                               HALLIBURTON COMPANY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
             (Millions of dollars and shares except per share data)

                                                                                 Years ended December 31
                                                                          --------------------------------------
                                                                             2002          2001          2000
----------------------------------------------------------------------------------------------------------------
REVENUES:
Services                                                                  $   10,658    $   10,940    $   10,185
Product sales                                                                  1,840         1,999         1,671
Equity in earnings of unconsolidated affiliates                                   74           107            88
----------------------------------------------------------------------------------------------------------------
Total revenues                                                            $   12,572    $   13,046    $   11,944
----------------------------------------------------------------------------------------------------------------
OPERATING COSTS AND EXPENSES:
Cost of services                                                          $   10,737    $    9,831    $    9,755
Cost of sales                                                                  1,642         1,744         1,463
General and administrative                                                       335           387           352
Gain on sale of marine vessels                                                     -             -           (88)
Gain on sale of business assets                                                  (30)            -             -
----------------------------------------------------------------------------------------------------------------
Total operating costs and expenses                                        $   12,684    $   11,962    $   11,482
----------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                         (112)        1,084           462
Interest expense                                                                (113)         (147)         (146)
Interest income                                                                   32            27            25
Foreign currency losses, net                                                     (25)          (10)           (5)
Other, net                                                                       (10)            -            (1)
----------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES,
    MINORITY INTEREST, AND CHANGE IN ACCOUNTING METHOD, NET                     (228)          954           335
Provision for income taxes                                                       (80)         (384)         (129)
Minority interest in net income of subsidiaries                                  (38)          (19)          (18)
----------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE CHANGE IN
    ACCOUNTING METHOD, NET                                                      (346)          551           188
----------------------------------------------------------------------------------------------------------------
DISCONTINUED OPERATIONS:
Income (loss) from discontinued operations, net of tax
    (provision) benefit of $154, $20, and ($60)                                 (652)          (42)           98
Gain on disposal of discontinued operations, net of tax provision
    of $0, $199, and $141                                                          -           299           215
----------------------------------------------------------------------------------------------------------------
Income (loss) from discontinued operations, net                                 (652)          257           313
----------------------------------------------------------------------------------------------------------------
Cumulative effect of change in accounting method, net                              -             1             -
----------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                         $     (998)   $      809    $      501
================================================================================================================

BASIC INCOME (LOSS) PER SHARE:
Income (loss) from continuing operations before change
    in accounting method, net                                             $    (0.80)   $     1.29    $     0.42
Income (loss) from discontinued operations                                     (1.51)        (0.10)         0.22
Gain on disposal of discontinued operations                                        -          0.70          0.49
----------------------------------------------------------------------------------------------------------------
Net income (loss)                                                         $    (2.31)   $     1.89    $     1.13
================================================================================================================

DILUTED INCOME (LOSS) PER SHARE:
Income (loss) from continuing operations before change
    in accounting method, net                                             $    (0.80)   $     1.28    $     0.42
Income (loss) from discontinued operations                                     (1.51)        (0.10)         0.22
Gain on disposal of discontinued operations                                        -          0.70          0.48
----------------------------------------------------------------------------------------------------------------
Net income (loss)                                                         $    (2.31)   $     1.88    $     1.12
================================================================================================================

Basic average common shares outstanding                                          432           428           442
Diluted average common shares outstanding                                        432           430           446

See notes to annual financial statements.

                               HALLIBURTON COMPANY
                           CONSOLIDATED BALANCE SHEETS
             (Millions of dollars and shares except per share data)

                                                                                      December 31
                                                                                 ---------------------
                                                                                   2002         2001
------------------------------------------------------------------------------------------------------
                                       ASSETS
CURRENT ASSETS:
Cash and equivalents                                                             $  1,107     $    290
Receivables:
Notes and accounts receivable (less allowance for bad debts of $157 and $131)       2,533        3,015
Unbilled work on uncompleted contracts                                                724        1,080
------------------------------------------------------------------------------------------------------
Total receivables                                                                   3,257        4,095
Inventories                                                                           734          787
Current deferred income taxes                                                         200          154
Other current assets                                                                  262          247
------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                5,560        5,573
Net property, plant and equipment                                                   2,629        2,669
Equity in and advances to related companies                                           413          551
Goodwill                                                                              723          720
Noncurrent deferred income taxes                                                      607          410
Insurance for asbestos and silica related liabilities                               2,059          612
Other assets                                                                          853          431
------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                     $ 12,844     $ 10,966
======================================================================================================
                     LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term notes payable                                                         $     49     $     44
Current maturities of long-term debt                                                  295           81
Accounts payable                                                                    1,077          917
Accrued employee compensation and benefits                                            370          357
Advance billings on uncompleted contracts                                             641          611
Deferred revenues                                                                     100           99
Income taxes payable                                                                  148          194
Other current liabilities                                                             592          605
------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                           3,272        2,908
Long-term debt                                                                      1,181        1,403
Employee compensation and benefits                                                    756          570
Asbestos and silica related liabilities                                             3,425          737
Other liabilities                                                                     581          555
Minority interest in consolidated subsidiaries                                         71           41
------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                   9,286        6,214
------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY:
Common shares, par value $2.50 per share - authorized 600 shares,
     issued 456 and 455 shares                                                      1,141        1,138
Paid-in capital in excess of par value                                                293          298
Deferred compensation                                                                 (75)         (87)
Accumulated other comprehensive income                                               (281)        (236)
Retained earnings                                                                   3,110        4,327
------------------------------------------------------------------------------------------------------
                                                                                    4,188        5,440
Less 20 and 21 shares of treasury stock, at cost                                      630          688
------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                          3,558        4,752
------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                       $ 12,844     $ 10,966
======================================================================================================

See notes to annual financial statements.

                               HALLIBURTON COMPANY
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        (Millions of dollars and shares)

                                                                                 Years ended December 31
                                                                          --------------------------------------
                                                                             2002          2001          2000
----------------------------------------------------------------------------------------------------------------
COMMON STOCK (NUMBER OF SHARES)
Balance at beginning of year                                                     455           453           448
Shares issued under compensation and incentive stock plans,
  net of forfeitures                                                               -*            1             4
Shares issued for acquisition                                                      1             1             1
----------------------------------------------------------------------------------------------------------------
Balance at end of year                                                           456           455           453
================================================================================================================
COMMON STOCK (DOLLARS)
Balance at beginning of year                                              $    1,138    $    1,132    $    1,120
Shares issued under compensation and incentive stock plans,
  net of forfeitures                                                               1             2             9
Shares issued for acquisition                                                      2             4             3
----------------------------------------------------------------------------------------------------------------
Balance at end of year                                                    $    1,141    $    1,138    $    1,132
================================================================================================================
PAID-IN CAPITAL IN EXCESS OF PAR VALUE
Balance at beginning of year                                              $      298    $      259    $       68
Shares issued under compensation and incentive stock plans,
  net of forfeitures                                                             (24)           30           109
Tax benefit                                                                       (5)           (2)           38
Shares issued for acquisition, net                                                24            11            44
----------------------------------------------------------------------------------------------------------------
Balance at end of year                                                    $      293    $      298    $      259
================================================================================================================
DEFERRED COMPENSATION
Balance at beginning of year                                              $      (87)   $      (63)   $      (51)
Current year awards, net of tax                                                   12           (24)          (12)
----------------------------------------------------------------------------------------------------------------
Balance at end of year                                                    $      (75)   $      (87)   $      (63)
================================================================================================================
ACCUMULATED OTHER COMPREHENSIVE INCOME
Cumulative translation adjustment                                         $     (121)   $     (205)   $     (275)
Pension liability adjustment                                                    (157)          (27)          (12)
Unrealized loss on investments and derivatives                                    (3)           (4)           (1)
----------------------------------------------------------------------------------------------------------------
Balance at end of year                                                    $     (281)   $     (236)   $     (288)
================================================================================================================
CUMULATIVE TRANSLATION ADJUSTMENT
Balance at beginning of year                                              $     (205)   $     (275)   $     (185)
Sales of subsidiaries                                                             15           102            11
Current year changes                                                              69           (32)         (101)
----------------------------------------------------------------------------------------------------------------
Balance at end of year                                                    $     (121)   $     (205)   $     (275)
================================================================================================================

* Actual shares issued in 2002 were 357,000.
(continued on next page)

                               HALLIBURTON COMPANY
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        (Millions of dollars and shares)
                                   (continued)

                                                                                 Years ended December 31
                                                                          --------------------------------------
                                                                             2002          2001          2000
----------------------------------------------------------------------------------------------------------------
PENSION LIABILITY ADJUSTMENT
Balance at beginning of year                                              $      (27)   $      (12)   $      (19)
Sale of subsidiary                                                                 -            12             7
Current year change, net of tax                                                 (130)          (27)            -
----------------------------------------------------------------------------------------------------------------
Balance at end of year                                                    $     (157)   $      (27)   $      (12)
================================================================================================================
UNREALIZED GAIN (LOSS) ON INVESTMENTS
Balance at beginning of year                                              $       (4)   $       (1)   $        -
Current year unrealized gain (loss) on investments and
  derivatives                                                                      1            (3)           (1)
----------------------------------------------------------------------------------------------------------------
Balance at end of year                                                    $       (3)   $       (4)   $       (1)
================================================================================================================
RETAINED EARNINGS
Balance at beginning of year                                              $    4,327    $    3,733    $    3,453
Net income (loss)                                                               (998)          809           501
Cash dividends paid                                                             (219)         (215)         (221)
----------------------------------------------------------------------------------------------------------------
Balance at end of year                                                    $    3,110    $    4,327    $    3,733
================================================================================================================
TREASURY STOCK (NUMBER OF SHARES)
Beginning of year                                                                 21            26             6
Shares issued under benefit, dividend reinvestment plan and
  incentive stock plans, net                                                      (2)           (2)            -
Shares issued for acquisition                                                      -            (4)            -
Shares purchased                                                                   1             1            20
----------------------------------------------------------------------------------------------------------------
Balance at end of year                                                            20            21            26
================================================================================================================
TREASURY STOCK (DOLLARS)
Beginning of year                                                         $      688    $      845    $       99
Shares issued under benefit, dividend reinvestment plan and
  incentive stock plans, net                                                     (62)          (51)          (23)
Shares issued for acquisition                                                      -          (140)            -
Shares purchased                                                                   4            34           769
----------------------------------------------------------------------------------------------------------------
Balance at end of year                                                    $      630    $      688    $      845
================================================================================================================
COMPREHENSIVE INCOME (LOSS)
Net income (loss)                                                         $     (998)   $      809    $      501
----------------------------------------------------------------------------------------------------------------
Cumulative translation adjustment, net of tax                                     69           (32)         (101)
Less reclassification adjustments for losses included in
  net income                                                                      15           102            11
----------------------------------------------------------------------------------------------------------------
Net cumulative translation adjustment                                             84            70           (90)
----------------------------------------------------------------------------------------------------------------
Current year adjustment to minimum pension liability, net of tax                (130)          (15)            7
Unrealized gain/(loss) on investments and derivatives                              1            (3)           (1)
----------------------------------------------------------------------------------------------------------------
Total comprehensive income (loss)                                         $   (1,043)   $      861    $      417
================================================================================================================

See notes to annual financial statements.

                               HALLIBURTON COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Millions of dollars)

                                                                                 Years ended December 31
                                                                          --------------------------------------
                                                                             2002          2001          2000
----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                         $     (998)   $      809    $      501
Adjustments to reconcile net income to net cash from operations:
Loss (income) from discontinued operations                                       652          (257)         (313)
Depreciation, depletion and amortization                                         505           531           503
Provision (benefit) for deferred income taxes                                   (151)           26            (6)
Distributions from (advances to) related companies, net of equity                  3             8           (64)
in (earnings) losses
Change in accounting method, net                                                   -            (1)            -
Gain on sale of assets                                                           (22)            -             -
Gain on option component of joint venture sale                                    (3)            -             -
Asbestos and silica related liabilities, net                                     588            96             4
Accrued special charges                                                            -            (6)          (63)
Other non-cash items                                                             101            (3)          (22)
Other changes, net of non-cash items:
Receivables and unbilled work on uncompleted contracts                           675          (199)         (896)
Sale of receivables, net                                                         180             -             -
Inventories                                                                       62           (91)            8
Accounts payable                                                                  71           118           170
Other working capital, net                                                       (78)          122           155
Other operating activities                                                       (23)         (124)          (34)
----------------------------------------------------------------------------------------------------------------
Total cash flows from operating activities                                     1,562         1,029           (57)
----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures                                                            (764)         (797)         (578)
Sales of property, plant and equipment                                           266           120           209
Acquisitions of businesses, net of cash acquired                                   -          (220)          (10)
Dispositions of businesses, net of cash disposed                                 170            61            19
Proceeds from sale of securities                                                  62             -             -
Investments - restricted cash                                                   (187)            4             5
Other investing activities                                                       (20)          (26)          (56)
----------------------------------------------------------------------------------------------------------------
Total cash flows from investing activities                                      (473)         (858)         (411)
----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings                                                66           425             -
Payments on long-term borrowings                                                 (81)          (13)         (308)
(Repayments) borrowings of short-term debt, net                                   (2)       (1,528)          629
Payments of dividends to shareholders                                           (219)         (215)         (221)
Proceeds from exercises of stock options                                           -            27           105
Payments to reacquire common stock                                                (4)          (34)         (769)
Other financing activities                                                        (8)          (17)          (20)
----------------------------------------------------------------------------------------------------------------
Total cash flows from financing activities                                      (248)       (1,355)         (584)
----------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                                          (24)          (20)           (9)
Net cash flows from discontinued operations (1)                                    -         1,263           826
----------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and equivalents                                      817            59          (235)
Cash and equivalents at beginning of year                                        290           231           466
----------------------------------------------------------------------------------------------------------------
Cash and equivalents at end of year                                       $    1,107    $      290    $      231
================================================================================================================

(continued on next page)

                               HALLIBURTON COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Millions of dollars)
                                   (continued)

                                                                                 Years ended December 31
                                                                          --------------------------------------
                                                                             2002          2001          2000
----------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments during the year for:
Interest                                                                  $      104    $      132    $      144
Income taxes                                                              $       94    $      382    $      310
Non-cash investing and financing activities:
Liabilities assumed in acquisitions of businesses                         $        -    $       92    $       95
Liabilities disposed of in dispositions of businesses                     $        -    $      500    $      499
================================================================================================================

(1) Net cash flows from discontinued operations in 2001 include proceeds of $1.27 billion from the sale of the remaining businesses in Dresser Equipment Group and in 2000 proceeds of $913 million from the sales of Dresser-Rand in 2000 and Ingersoll-Dresser Pump in 1999. See Note 3.

See notes to annual financial statements.

                               HALLIBURTON COMPANY
                      NOTES TO ANNUAL FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

         We employ accounting policies that are in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect:

              - the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements; and

              - the reported amounts of revenues and expenses during the reporting period.

Ultimate results could differ from those estimates.

         DESCRIPTION OF COMPANY. Halliburton Company's predecessor was established in 1919 and incorporated under the laws of the State of Delaware in 1924. We are one of the world's largest oilfield services companies and a leading provider of engineering and construction services. We have five business segments that are organized around how we manage our business: Drilling and Formation Evaluation, Fluids, Production Optimization and Landmark and Other Energy Services (collectively, the Energy Services Group); and the Engineering and Construction Group. Through our Energy Services Group, we provide a comprehensive range of discrete and integrated products and services for the exploration, development and production of oil and gas. We serve major national and independent oil and gas companies throughout the world. Our Engineering and Construction Group (known as KBR) provides a wide range of services to energy and industrial customers and governmental entities worldwide. See Note 4 for further discussion of our business segments.

         PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of our company and all of our subsidiaries in which we own greater than 50% interest or control. All material intercompany accounts and transactions are eliminated. Investments in companies in which we own a 50% interest or less and have a significant influence are accounted for using the equity method and if we do not have significant influence we use the cost method. Prior year amounts have been reclassified to conform to the current year presentation.

         REVENUE RECOGNITION. We recognize revenues as services are rendered or products are shipped. Generally the date of shipment corresponds to the date upon which the customer takes title to the product and assumes all risk and rewards of ownership. The distinction between services and product sales is based upon the overall activity of the particular business operation. Training and consulting service revenues are recognized as the services are performed. Sales of perpetual software licenses, net of deferred maintenance fees, are recorded as revenue upon shipment. Sales of use licenses are recognized as revenue over the license period. Post-contract customer support agreements are recorded as deferred revenues and recognized as revenue ratably over the contract period of generally one year's duration.

         ENGINEERING AND CONSTRUCTION CONTRACTS. Revenues from engineering and construction contracts are reported on the percentage of completion method of accounting using measurements of progress toward completion appropriate for the work performed. Progress is generally based upon physical progress, man-hours or costs incurred based upon the appropriate method for the type of job. When revenue and costs are recorded from engineering and construction contracts, we comply with paragraph 81 of American Institute of Certified Public Accountants Statement of Position 81-1, also known as SOP 81-1. Under this method, revenues are recognized as the sum of costs incurred during the period plus the gross profit earned, measured using the percentage of completion method of accounting. All known or anticipated losses on contracts are provided for when they become evident in accordance with paragraph 85 of SOP 81-1. Claims and change orders which are in the process of being negotiated with customers, for extra work or changes in the scope of work, are included in revenue when collection is deemed probable. For more details of revenue recognition, including other aspects of engineering and construction accounting, including billings, claims and change orders and liquidated damages, see Note 8 and Note 12.

         RESEARCH AND DEVELOPMENT. Research and development expenses are charged to income as incurred. Research and development expenses were $233 million in 2002 and 2001 and $231 million in 2000.

         SOFTWARE DEVELOPMENT COSTS. Costs of developing software for sale are charged to expense when incurred, as research and development, until technological feasibility has been established for the product. Once technological feasibility is established, software development costs are capitalized until the software is ready for general release to customers. We capitalized costs related to software developed for resale of $11 million in 2002, $19 million in 2001 and $7 million in 2000. Amortization expense of software development costs was $19 million for 2002, $16 million for 2001 and $12 million for 2000. Once the software is ready for release, amortization of the software development costs begins. Capitalized software development costs are amortized over periods which do not exceed five years.

         INCOME PER SHARE. Basic income per share is based on the weighted average number of common shares outstanding during the year. Diluted income per share includes additional common shares that would have been outstanding if potential common shares with a dilutive effect had been issued. See Note 13 for a reconciliation of basic and diluted income per share.

         CASH EQUIVALENTS. We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

         INVENTORIES. Inventories are stated at the lower of cost or market. Cost represents invoice or production cost for new items and original cost less allowance for condition for used material returned to stock. Production cost includes material, labor and manufacturing overhead. Some United States manufacturing and field service finished products and parts inventories for drill bits, completion products and bulk materials are recorded using the last-in, first-out method. The cost of over 90% of the remaining inventory is recorded on the average cost method, with the remainder on the first-in, first-out method. See Note 7.

         PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are reported at cost less accumulated depreciation, which is generally provided on the straight-line method over the estimated useful lives of the assets. Some assets are depreciated on accelerated methods. Accelerated depreciation methods are also used for tax purposes, wherever permitted. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized. When events or changes in circumstances indicate that assets may be impaired, an evaluation is performed. The estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to fair value is required. We follow the successful efforts method of accounting for oil and gas properties. See Note 9.

         MAINTENANCE AND REPAIRS. Expenditures for maintenance and repairs are expensed; expenditures for renewals and improvements are generally capitalized. We use the accrue-in-advance method of accounting for major maintenance and repair costs of marine vessel dry docking expense and major aircraft overhauls and repairs. Under this method we anticipate the need for major maintenance and repairs and charge the estimated expense to operations before the actual work is performed. At the time the work is performed, the actual cost incurred is charged against the amounts that were previously accrued with any deficiency or excess charged or credited to operating expense.

         GOODWILL. For acquisitions occurring prior to July 1, 2001, goodwill was amortized on a straight-line basis over periods not exceeding 40 years through December 31, 2001. Effective July 1, 2001, we adopted SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets", which precludes amortization of goodwill related to acquisitions completed subsequent to June 30, 2001. Additionally, SFAS No. 142 precludes the amortization of existing goodwill related to acquisitions completed prior to July 1, 2001 for periods beginning January 1, 2002. See Note 22 for discussion of this accounting change. SFAS No. 142 requires an entity to segregate its operations into "reporting units," which we have determined to be the same as our reportable operating segments. Additionally, all goodwill has been assigned to one of these reporting units for purposes of determining impairment of the goodwill. Because goodwill and some intangible assets are no longer amortized, the reported amounts of goodwill and intangible assets are reviewed for impairment on an annual basis and more frequently when negative conditions such as significant current or projected operating losses exist. The annual impairment test is a two-step process and involves comparing the estimated fair value of each reporting unit to the reporting unit's carrying value, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired, and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test would be performed to measure the amount of impairment loss to be recorded, if any.

         INCOME TAXES. Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will either expire before we are able to realize their benefit, or that future deductibility is uncertain.

         DERIVATIVE INSTRUMENTS. We enter into derivative financial transactions to hedge existing or projected exposures to changing foreign currency exchange rates, interest rates and commodity prices. We do not enter into derivative transactions for speculative or trading purposes. Effective January 1, 2001, we adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that we recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value and reflected immediately through the results of operations. If the derivative is designated as a hedge under SFAS No. 133, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against:

              - the change in fair value of the hedged assets, liabilities or firm commitments through earnings; or

              - recognized in other comprehensive income until the hedged item is recognized in earnings.

         The ineffective portion of a derivative's change in fair value is immediately recognized in earnings. Recognized gains or losses on derivatives entered into to manage foreign exchange risk are included in foreign currency gains and losses on the consolidated statements of income. Gains or losses on interest rate derivatives are included in interest expense and gains or losses on commodity derivatives are included in operating income. During the three years ended December 31, 2002, we did not enter into any significant transactions to hedge commodity prices. See Note 11 for discussion of interest rate swaps and Note 19 for further discussion of foreign currency exchange derivatives.

         FOREIGN CURRENCY TRANSLATION. Foreign entities whose functional currency is the United States dollar translate monetary assets and liabilities at year-end exchange rates, and non-monetary items are translated at historical rates. Income and expense accounts are translated at the average rates in effect during the year, except for depreciation, cost of product sales and revenues, and expenses associated with non-monetary balance sheet accounts which are translated at historical rates. Gains or losses from changes in exchange rates are recognized in consolidated income in the year of occurrence. Foreign entities whose functional currency is the local currency translate net assets at year-end rates and income and expense accounts at average exchange rates. Adjustments resulting from these translations are reflected in the consolidated statements of shareholders' equity under "Cumulative translation adjustment".

         LOSS CONTINGENCIES. We accrue for loss contingencies based upon our best estimates in accordance with SFAS No. 5, "Accounting for Contingencies". See Note 12 for discussion of our significant loss contingencies.

         STOCK-BASED COMPENSATION. At December 31, 2002, we have six stock-based employee compensation plans, which are described more fully in Note 17. We account for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No cost for stock options granted is reflected in net income, as all options granted under our plans have an exercise price equal to the market value of the underlying common stock on the date of grant.

         The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model. The weighted average assumptions and resulting fair values of options granted are as follows:

                               Assumptions
            -----------------------------------------------------------------      Weighted Average
              Risk-Free         Expected           Expected         Expected        Fair Value of
            Interest Rate    Dividend Yield    Life (in years)     Volatility      Options Granted
---------------------------------------------------------------------------------------------------
2002             2.9%             2.7%                5                63%             $  6.89
2001             4.5%             2.3%                5                58%             $ 19.11
2000             5.2%             1.3%                5                54%             $ 21.57
===================================================================================================

         The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation.

                                                                 Years ended December 31
                                                          --------------------------------------
Millions of dollars except per share data                    2002          2001          2000
------------------------------------------------------------------------------------------------
Net income (loss), as reported                            $     (998)   $      809    $      501
Total stock-based employee compensation
 expense determined under fair value
 based method for all awards, net of
 related tax effects                                             (26)          (42)          (41)
------------------------------------------------------------------------------------------------
Net income (loss), pro forma                              $   (1,024)   $      767    $      460
================================================================================================

Basic earnings (loss) per share:
As reported                                               $    (2.31)   $     1.89    $     1.13
Pro forma                                                 $    (2.37)   $     1.79    $     1.04
Diluted earnings (loss) per share:
As reported                                               $    (2.31)   $     1.88    $     1.12
Pro forma                                                 $    (2.37)   $     1.77    $     1.03
================================================================================================

NOTE 2. ACQUISITIONS AND DISPOSITIONS

         MAGIC EARTH ACQUISITION. We acquired Magic Earth, Inc., a 3-D visualization and interpretation technology company with broad applications in the area of data interpretation in November 2001 for common shares with a value of $100 million. At the consummation of the transaction, we issued 4.2 million shares, valued at $23.93 per share, to complete the purchase. Magic Earth became a wholly-owned subsidiary and is reported within our Landmark and Other Energy Services segment. We recorded goodwill of $71 million, all of which is nondeductible for tax purposes. In addition, we recorded intangible assets of $19 million, which are being amortized based on a five-year life.

         PES ACQUISITION. In February 2000, we acquired the remaining 74% of the shares of PES (International) Limited that we did not already own for a value of $126.7 million. This was based on 3.3 million shares of Halliburton common stock valued at $37.75 per share which was the closing stock price on January 12, 2000. PES is based in Aberdeen, Scotland, and has developed technology that complements Halliburton's real time reservoir solutions. To acquire the remaining 74% of PES, we issued 1.2 million shares of Halliburton common stock in February 2002, and we also issued rights that resulted in the issuance of 2.1 million additional shares of Halliburton common stock between February 2001 and February 2002. We issued 1 million shares in February 2001; 400,000 shares in June 2001; and the remaining 700,000 shares in February 2002 under these rights. These shares were included in the cost of the acquisition as a contingent liability. We recorded $115 million of goodwill, all of which is non-deductible for tax purposes.

         During the second quarter of 2001, we contributed the majority of PES' assets and technologies, including $130 million of goodwill associated with the purchase of PES, to a newly formed joint venture with Shell Technology Ventures BV, WellDynamics. We received $39 million in cash as an equity equalization adjustment, which we recorded as a reduction in our investment in the joint venture. We own 50% of WellDynamics and account for this investment in our Landmark and Other Energy Services segment using the equity method. The formation of WellDynamics resulted in a difference of $90 million between the carrying amount of our investment and our equity in the underlying net assets of the joint venture, which has been recorded as goodwill under "Equity in and advances to related companies." The remaining assets and goodwill of PES relating to completions and well intervention products are reported in our Production Optimization segment.

         PGS DATA MANAGEMENT ACQUISITION. In March 2001, we acquired the PGS Data Management division of Petroleum Geo-Services ASA (PGS) for $164 million in cash. The acquisition agreement also calls for Landmark to provide, for a fee, strategic data management and distribution services to PGS for three years from the date of acquisition. We recorded intangible assets of $14 million and goodwill of $149 million in our Landmark and Other Energy Services segment, $9 million of which is non-deductible for tax purposes. The intangible assets are being amortized based on a three-year life.

         EUROPEAN MARINE CONTRACTORS LTD. DISPOSITION. In January 2002, we sold our 50% interest in European Marine Contractors Ltd., an unconsolidated joint venture reported within our Landmark and Other Energy Services segment, to our joint venture partner, Saipem. At the date of sale, we received $115 million in cash and a contingent payment option valued at $16 million resulting in a pretax operating income gain of $108 million. The contingent payment option was based on a formula linked to performance of the Oil Service Index. In February 2002, we exercised our option receiving an additional $19 million and recorded a pretax gain of $3 million in "Other, net" in the statement of operations as a result of the increase in value of this option. The total transaction resulted in an after-tax gain of $68 million, or $0.16 per diluted share.

         SUBSEA 7 FORMATION. In May 2002, we contributed substantially all of our Halliburton Subsea assets to a newly formed company, Subsea 7, Inc. We contributed assets with a book value of approximately $82 million. The contributed assets were recorded by the new company at a fair value of approximately $94 million. The $12 million difference is being amortized over ten years representing the average remaining useful life of the assets contributed. We own 50% of Subsea 7, Inc. and account for this investment in our Production Optimization segment using the equity method. The remaining 50% is owned by DSND Subsea ASA.

         BREDERO-SHAW DISPOSITION. On September 30, 2002 we sold our 50% interest in the Bredero-Shaw joint venture to our partner ShawCor Ltd. The purchase price of $149 million is comprised of $53 million in cash, a short-term note for $25 million and 7.7 million of ShawCor Class A Subordinate shares. In addition to our second quarter impairment charge of $61 million ($0.14 per diluted share after-tax) related to the pending sale of Bredero-Shaw, we recorded a third quarter pretax loss on sale of $18 million, or $0.04 per diluted share, which is reflected in our Landmark and Other Energy Services segment. Included in this loss was $15 million of cumulative translation adjustment loss which was realized upon the disposition of our investment in Bredero-Shaw. During the 2002 fourth quarter, we recorded in "Other, net" a $9.1 million loss on the sale of ShawCor shares, or $0.02 per diluted share.

         DRESSER EQUIPMENT GROUP DISPOSITION. In April 2001, we disposed of the remaining businesses in the Dresser Equipment Group. See Note 3.

NOTE 3. DISCONTINUED OPERATIONS

         For the twelve months ended December 31, 2002, we recorded a $806 million pretax charge in discontinued operations. The $806 million charge is primarily comprised of the following:

              - a $567 million charge during the fourth quarter due to a revision of our best estimate of our asbestos and silica liability based upon knowledge gained throughout the development of the agreement in principle for our proposed global settlement. The charge consisted of $1,047 million related to the asbestos and silica claims gross liability, which was offset by $480 million in anticipated related insurance recoveries;

              - a $153 million charge during the second quarter in connection with our econometric study. The charge consisted of $1,176 million related to the gross liability on our asbestos and silica claims, which was offset by $1,023 million in anticipated insurance recoveries;

              - a $40 million payment associated with the Harbison-Walker bankruptcy filing recorded in the first quarter; and

              - $46 million in costs primarily related to the negotiation of the agreement in principle.

         During the second and third quarters of 2001, we recorded a $95 million pretax expense to discontinued operations. This amount was comprised of a $632 million charge related to the gross liability on Harbison-Walker asbestos claims, which was offset by $537 million in anticipated related insurance recoveries. See Note 12.

         In late 1999 and early 2000 we sold our interest in two joint ventures that were a significant portion of our Dresser Equipment Group. These sales prompted a strategic review of the remaining businesses within the Dresser Equipment Group. As a result of this review, we determined that these remaining businesses did not closely fit with our core businesses, long-term goals and strategic objectives. In April 2000, our Board of Directors approved plans to sell all the remaining businesses within the Dresser Equipment Group. We sold these businesses on April 10, 2001 and we recognized a pretax gain of $498 million ($299 million after-tax) during the second quarter of 2001. The financial results of the Dresser Equipment Group through March 31, 2001 are presented as discontinued operations in our financial statements. As part of the terms of the transaction, we retained a 5.1% equity interest of

Class A common stock in the Dresser Equipment Group, which has been renamed Dresser, Inc. In July 2002, Dresser, Inc. announced a reorganization, and we have exchanged our shares for shares of Dresser Ltd. Our equity interest is accounted for under the cost method.

Income (loss) from Operations                           Years ended December 31
of Discontinued Businesses                       --------------------------------------
Millions of dollars                                 2002          2001          2000
---------------------------------------------------------------------------------------
Revenues                                             $    -    $      359    $    1,400
=======================================================================================

Operating income                                     $    -    $       37    $      158
Asbestos litigation claims,
  net of insurance recoveries                          (806)          (99)            -
Tax benefit (expense)                                   154            20           (60)
---------------------------------------------------------------------------------------
Net income (loss)                                    $ (652)   $      (42)   $       98
=======================================================================================

         Gain on disposal of discontinued operations reflects the gain on the sale of the remaining businesses within the Dresser Equipment Group in the second quarter of 2001 and the gain on the sale of Dresser-Rand in February 2000.

Gain on Disposal of Discontinued Operations
Millions of dollars                                           2001          2000
-----------------------------------------------------------------------------------
Proceeds from sale, less intercompany settlement           $    1,267    $      536
Net assets disposed                                              (769)         (180)
-----------------------------------------------------------------------------------
Gain before taxes                                                 498           356
Income taxes                                                     (199)         (141)
-----------------------------------------------------------------------------------
Gain on disposal of discontinued operations                $      299    $      215
===================================================================================

NOTE 4. BUSINESS SEGMENT INFORMATION

         Prior to the second quarter of 2003, we operated in two business segments - the Energy Services Group and the Engineering and Construction Group. Our segments each represented operating subsidiary groups organized around the product and services provided to our customers.

     During the second quarter of 2003, we restructured our Energy Services Group into four divisions, which is the basis for the four segments we now report within the Energy Services Group. We grouped product lines in order to better align ourselves with how our customers procure our services, and to capture new business and achieve better integration, including joint research and development of new products and technologies and other synergies. The new segments mirror the way our chief executive officer (our chief operating decision maker) now regularly reviews the operating results, assesses performance and allocates resources. Our Engineering and Construction Group segment remains unchanged.

         Our five business segments are organized around how we manage the business: Drilling and Formation Evaluation, Fluids, Production Optimization, Landmark and Other Energy Services and the Engineering and Construction Group.

         We sometimes refer to the combination of the Drilling and Formation Evaluation, Fluids, Production Optimization and Landmark and Other Energy Services segments as the Energy Services Group.

         Dresser Equipment Group is presented as part of discontinued operations through March 31, 2001 as a result of the sale in April 2001 of the remaining businesses within Dresser Equipment Group. See Note 3.

         During the first quarter of 2002, we announced plans to restructure our businesses into two operating subsidiary groups. One group is focused on energy services and the other is focused on engineering and construction. As part of this restructuring, many support functions that were previously shared were moved into the two business groups. We also decided that the operations of Major Projects (which currently consists of the Barracuda-Caratinga project in Brazil), Granherne and Production Services better aligned with KBR in the current business environment. These businesses were moved for management and reporting purposes from the Energy Services Group to the Engineering and Construction Group during the second quarter of 2002. In addition, during the fourth quarter of 2000, we combined all engineering, construction, fabrication and project management operations into one segment, reported as our Engineering and Construction Group. This restructuring resulted in some activities moving from the Energy Services Group to the Engineering and Construction Group, effective January 1, 2001.

         The amounts in the 2002, 2001 and 2000 consolidated financial statements related to segments have been restated to conform to the 2003 composition of reportable segments. Following is a summary of our new segments.

         DRILLING AND FORMATION EVALUATION. The Drilling and Formation Evaluation segment is primarily involved in drilling and evaluating the formations related to bore-hole construction and initial oil and gas formation evaluation. The products and services in this segment incorporate integrated technologies, which offer synergies related to drilling activities and data gathering. The segment consists of drilling services, including directional drilling and measurement-while-drilling/logging-while-drilling; logging services; and drill bits. Included in this business segment are Sperry-Sun, logging and perforating and Security DBS. Also included is our Mono Pumps business, which we disposed of in the first quarter of 2003.

         FLUIDS. The Fluids segment focuses on fluid management and technologies to assist in the drilling and construction of oil and gas wells. Drilling fluids are used to provide for well control, drilling efficiency, and as a means of removing wellbore cuttings. Cementing services provide zonal isolation to prevent fluid movement between formations, ensure a bond to provide support for the casing, and provide wellbore reliability. Baroid and cementing, along with our equity method investment in Enventure Global Technology, LLC, an expandable casing joint venture, are included in this business segment.

         PRODUCTION OPTIMIZATION. The Production Optimization segment primarily tests, measures and provides means to manage and/or improve well production once a well is drilled and, in some cases, after it has been producing. This segment consists of:

              - production enhancement services (including fracturing, acidizing, coiled tubing, hydraulic workover, sand control, and pipeline and process services);

              - completion products and services (including well completion equipment, slickline and safety systems);

              - tools and testing services (including underbalanced applications and tubular conveyed perforating testing services); and

              - subsea operations conducted in our 50% owned company, Subsea 7, Inc.

         LANDMARK AND OTHER ENERGY SERVICES. This segment provides integrated exploration and production software information systems, consulting services, real-time operations, smartwells and integrated solutions. Included in this business segment are Landmark Graphics, Integrated Solutions, Real Time Operations and our equity method investment in WellDynamics B.V., an intelligent well completions joint venture. Also included are Wellstream, Bredero-Shaw and European Marine Contractors Ltd., all of which have been sold.

         ENGINEERING AND CONSTRUCTION GROUP. The Engineering and Construction Group provides engineering, procurement, construction, project management, and facilities operation and maintenance for oil and gas and other industrial and governmental customers. The Engineering and Construction Group, operating as KBR, offers the following:

              - Onshore engineering and construction activities, including engineering and construction of liquefied natural gas, ammonia and crude oil refineries and natural gas plants;

              - Offshore deepwater engineering and marine technology and worldwide fabrication capabilities;

              - Government operations, construction, maintenance and logistics activities for government facilities and installations;

              - Plant operations, maintenance, and start-up services for both upstream and downstream oil, gas and petrochemical facilities as well as operations, maintenance and logistics services for the power, commercial and industrial markets; and

              -   Civil engineering, consulting and project management services.

         GENERAL CORPORATE. General corporate represents assets not included in a business segment and is primarily composed of cash and cash equivalents, deferred tax assets and insurance for asbestos and silica litigation claims.

         Intersegment revenues included in the revenues of the business segments and revenues between geographic areas are immaterial. Our equity in pretax earnings and losses of unconsolidated affiliates that are accounted for on the equity method is included in revenues and operating income of the applicable segment.

         The tables below present information on our continuing operations business segments.

         OPERATIONS BY BUSINESS SEGMENT

                                                                                 Years ended December 31
                                                                          --------------------------------------
Millions of dollars                                                          2002          2001          2000
----------------------------------------------------------------------------------------------------------------
REVENUES:
Drilling and Formation Evaluation                                         $    1,633    $    1,643    $    1,287
Fluids                                                                         1,815         2,065         1,578
Production Optimization                                                        2,554         2,803         2,202
Landmark and Other Energy Services                                               834         1,300         1,166
----------------------------------------------------------------------------------------------------------------
   Total Energy Services Group                                                 6,836         7,811         6,233
Engineering and Construction Group                                             5,736         5,235         5,711
----------------------------------------------------------------------------------------------------------------
Total                                                                     $   12,572    $   13,046    $   11,944
================================================================================================================
OPERATING INCOME (LOSS):
Drilling and Formation Evaluation                                         $      160    $      171    $        1
Fluids                                                                           202           308           170
Production Optimization                                                          384           528           252
Landmark and Other Energy Services                                              (108)           29           166
----------------------------------------------------------------------------------------------------------------
   Total Energy Services Group                                                   638         1,036           589
Engineering and Construction Group                                              (685)          111           (54)
General corporate                                                                (65)          (63)          (73)
----------------------------------------------------------------------------------------------------------------
Total                                                                     $     (112)   $    1,084    $      462
================================================================================================================
CAPITAL EXPENDITURES:
Drilling and Formation Evaluation                                         $      190    $      225    $      154
Fluids                                                                            55            92            62
Production Optimization                                                          118           209           110
Landmark and Other Energy Services Group                                         149           105           136
Shared Energy Services Assets                                                     91           112            71
----------------------------------------------------------------------------------------------------------------
   Total Energy Services Group                                                   603           743           533
Engineering and Construction Group                                               161            54            44
General corporate                                                                  -             -             1
----------------------------------------------------------------------------------------------------------------
Total                                                                     $      764    $      797    $      578
================================================================================================================
DEPRECIATION, DEPLETION AND AMORTIZATION:
Drilling and Formation Evaluation                                         $      137    $      126    $      118
Fluids                                                                            48            50            48
Production Optimization                                                           99            95            90
Landmark and Other Energy Services                                               112           137           110
Shared Energy Services Assets                                                     79            66            69
----------------------------------------------------------------------------------------------------------------
   Total Energy Services Group                                                   475           474           435
Engineering and Construction Group                                                29            56            65
General corporate                                                                  1             1             3
----------------------------------------------------------------------------------------------------------------
Total                                                                     $      505    $      531    $      503
================================================================================================================

         Within the Energy Services Group, only certain assets are associated with specific segments. Those assets include receivables, inventories, certain identified property, plant and equipment (including field service equipment), equity in and advances to related companies and goodwill. The remaining assets, such as cash and the remaining property, plant and equipment (incuding shared facilities) are not associated with a segment but are considered to be shared among the segments within the Energy Services Group. For segment operating income presentation the depreciation expense associated with these shared ESG assets is allocated to the ESG segments and general corporate.

                                                                                 Years ended December 31
                                                                          --------------------------------------
Millions of dollars                                                          2002          2001          2000
----------------------------------------------------------------------------------------------------------------
TOTAL ASSETS:
Drilling and Formation Evaluation                                         $    1,163    $    1,253    $    1,168
Fluids                                                                           830         1,071         1,004
Production Optimization                                                        1,365         1,402         1,370
Landmark and Other Energy Services                                             1,399         1,766         1,365
Shared Energy Services Assets                                                  1,187         1,072         1,057
----------------------------------------------------------------------------------------------------------------
   Total Energy Services Group                                                 5,944         6,564         5,964
Engineering and Construction Group                                             3,104         3,187         2,885
Net assets of discontinued operations                                              -             -           690
General corporate                                                              3,796         1,215           653
----------------------------------------------------------------------------------------------------------------
Total                                                                     $   12,844    $   10,966    $   10,192
================================================================================================================

         OPERATIONS BY GEOGRAPHIC AREA

                                                                                 Years ended December 31
                                                                          --------------------------------------
Millions of dollars                                                          2002          2001          2000
----------------------------------------------------------------------------------------------------------------
REVENUES:
United States                                                             $    4,139    $    4,911    $    4,073
United Kingdom                                                                 1,521         1,800         1,512
Other areas (numerous countries)                                               6,912         6,335         6,359
----------------------------------------------------------------------------------------------------------------
Total                                                                     $   12,572    $   13,046    $   11,944
================================================================================================================
LONG-LIVED ASSETS:
United States                                                             $    4,617    $    3,030    $    2,068
United Kingdom                                                                   691           617           525
Other areas (numerous countries)                                                 711           744           776
----------------------------------------------------------------------------------------------------------------
Total                                                                     $    6,019    $    4,391    $    3,369
================================================================================================================

NOTE 5. RESTRICTED CASH

         At December 31, 2002, we had restricted cash of $190 million included in Other assets. Restricted cash consists of:

              - $107 million deposit that collateralizes a bond for a patent infringement judgment on appeal;

              - $57 million as collateral for potential future insurance claim reimbursements; and

              - $26 million primarily related to cash collateral agreements for outstanding letters of credit for various construction projects.

         At December 31, 2001, we had $3 million in restricted cash in Other assets.

NOTE 6. RECEIVABLES

         Our receivables are generally not collateralized. Included in notes and accounts receivable are notes with varying interest rates totaling $53 million at December 31, 2002 and $19 million at December 31, 2001.

         On April 15, 2002, we entered into an agreement to sell accounts receivable to a bankruptcy-remote limited-purpose funding subsidiary. Under the terms of the agreement, new receivables are added on a continuous basis to the pool of receivables, and collections reduce previously sold accounts receivable. This funding subsidiary sells an undivided ownership interest in this pool of receivables to entities managed by unaffiliated financial institutions under another agreement. Sales to the funding subsidiary have been structured as "true sales" under applicable bankruptcy laws, and the assets of the funding subsidiary are not available to pay any creditors of Halliburton or of its subsidiaries or affiliates, until such time as the agreement with the unaffiliated companies is terminated following sufficient collections to liquidate all outstanding undivided ownership interests. The funding subsidiary retains the interest in the pool of receivables that are not sold to the unaffiliated companies, and is fully consolidated and reported in our financial statements.

         The amount of undivided interests, which can be sold under the program, varies based on the amount of eligible Energy Services Group receivables in the pool at any given time and other factors. The funding subsidiary sold a $200 million undivided ownership interest to the unaffiliated companies, and may from time to time sell additional undivided ownership interests. No additional amounts were received from our accounts receivable facility since the second quarter of 2002. The total amount outstanding under this facility was $180 million as of December 31, 2002. We continue to service, administer and collect the receivables on behalf of the purchaser. The amount of undivided ownership interest in the pool of receivables sold to the unaffiliated companies is reflected as a reduction of accounts receivable in our consolidated balance sheet and as an increase in cash flows from operating activities in our consolidated statement of cash flows.

NOTE 7. INVENTORIES

         Inventories are stated at the lower of cost or market. Some United States manufacturing and field service finished products and parts inventories for drill bits, completion products and bulk materials are recorded using the last-in, first-out method, totaling $43 million at December 31, 2002 and $54 million at December 31, 2001. If the average cost method had been used, total inventories would have been $17 million higher than reported at December 31, 2002 and $20 million higher than reported at December 31, 2001.

         Over 90% of remaining inventory is recorded on the average cost method, with the remainder on the first-in, first-out method.

         Inventories at December 31, 2002 and December 31, 2001 are composed of the following:

                                            December 31    December 31
Millions of dollars                            2002            2001
----------------------------------------------------------------------
Finished products and parts                 $       545    $       520
Raw materials and supplies                          141            192
Work in process                                      48             75
----------------------------------------------------------------------
Total                                       $       734    $       787
======================================================================

NOTE 8. UNAPPROVED CLAIMS AND LONG-TERM CONSTRUCTION CONTRACTS

         Billing practices for engineering and construction projects are governed by the contract terms of each project based upon costs incurred, achievement of milestones or pre-agreed schedules. Billings do not necessarily correlate with revenues recognized under the percentage of completion method of accounting. Billings in excess of recognized revenues are recorded in "Advance billings on uncompleted contracts". When billings are less than recognized revenues, the difference is recorded in "Unbilled work on uncompleted contracts". With the exception of claims and change orders which are in the process of being negotiated with customers, unbilled work is usually billed during normal billing processes following achievement of the contractual requirements.

         Recording of profits and losses on long-term contracts requires an estimate of the total profit or loss over the life of each contract. This estimate requires consideration of contract revenue, change orders and claims reduced by costs incurred and estimated costs to complete. Anticipated losses on contracts are recorded in full in the period they become evident. Profits are recorded based upon the total estimated contract profit multiplied by the current percentage complete for the contract.

         When calculating the amount of total profit or loss on a long-term contract, we include unapproved claims as revenue when the collection is deemed probable based upon the four criteria for recognizing unapproved claims under the American Institute of Certified Public Accountants Statement of Position 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." Including unapproved claims in this calculation increases the operating income (or reduces the operating loss) that would otherwise be recorded without consideration of the probable unapproved claims. Unapproved claims are recorded to the extent of costs incurred and include no profit element. In substantially all cases, the probable unapproved claims included in determining contract profit or loss are less than the actual claim that will be or has been presented to the customer.

         When recording the revenue and the associated unbilled receivable for unapproved claims, we only accrue an amount equal to the costs incurred related to probable unapproved claims. Therefore, the difference between the probable unapproved claims included in determining contract profit or loss and the probable unapproved claims recorded in unbilled work on uncompleted contracts relates to forecasted costs which have not yet been incurred. The amounts included in determining the profit or loss on contracts, and the amounts booked to "Unbilled work on uncompleted contracts" for each period are as follows:

                                                      Years ended December 31
                                                      ------------------------
Millions of dollars                                      2002          2001
------------------------------------------------------------------------------
Probable unapproved claims (included
    in determining contract profit or loss)           $      279    $      137
Unapproved claims in unbilled work on
    uncompleted contracts                             $      210    $      102
==============================================================================

         The claims at December 31, 2002 listed in the above table relate to ten contracts, most of which are complete or substantially complete. We are actively engaged in claims negotiation with the customer in all but one case, and in that case we have initiated the arbitration process. The probable unapproved claim in arbitration is $2 million. The largest claim relates to the Barracuda-Caratinga contract which was approximately 63% complete at the end of 2002. The probable unapproved claims included in determining this contract's loss were $182 million at December 31, 2002 and $43 million at December 31, 2001. As the claim for this contract most likely will not be settled within one year, amounts in unbilled work on uncompleted contracts of $115 million at December 31, 2002 and $10 million at December 31, 2001 included in the table above have been recorded to long-term unbilled work on uncompleted contracts which is included in "Other assets" on the balance sheet. All other claims included in the table above have been recorded to Unbilled work on uncompleted contracts included in the "Total receivables" amount on the balance sheet.

         A summary of unapproved claims activity for the years ended December 31, 2002 and 2001 is as follows:

                                             Total Probable Unapproved     Probable Unapproved Claims
                                                      Claims                     Accrued Revenue
                                             --------------------------------------------------------
Millions of dollars                             2002           2001           2002           2001
-----------------------------------------------------------------------------------------------------
Beginning balance                            $      137     $       93     $      102      $       92
    Additions                                       158             92            105              58
    Costs incurred during period                      -              -             19               -
    Approved claims                                  (4)           (15)            (4)            (15)
    Write-offs                                       (7)           (33)            (7)            (33)
    Other *                                          (5)             -             (5)              -
-----------------------------------------------------------------------------------------------------
Ending balance                               $      279     $      137     $      210      $      102
=====================================================================================================

*Other primarily relates to claims in which the customer has agreed to a change order relating to the scope of work.

         In addition, our unconsolidated related companies include probable unapproved claims as revenue to determine the amount of profit or loss for their contracts. Our "Equity in earnings of unconsolidated affiliates" includes our equity percentage of unapproved claims related to unconsolidated projects. Amounts for unapproved claims from our related companies are included in "Equity in and advances to related companies" and totaled $9 million at December 31, 2002 and $0.3 million at December 31, 2001.

NOTE 9. PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment at December 31, 2002 and 2001 are composed of the following:

Millions of dollars                                       2002           2001
--------------------------------------------------------------------------------
Land                                                   $       86     $       82
Buildings and property improvements                         1,024            942
Machinery, equipment and other                              4,842          4,926
--------------------------------------------------------------------------------
Total                                                       5,952          5,950
Less accumulated depreciation                               3,323          3,281
--------------------------------------------------------------------------------
Net property, plant and equipment                      $    2,629     $    2,669
================================================================================

         Buildings and property improvements are depreciated over 5-40 years; machinery, equipment and other are depreciated over 3-25 years.

         Machinery, equipment and other includes oil and gas investments of $356 million at December 31, 2002 and $423 million at December 31, 2001.

NOTE 10. RELATED COMPANIES

         We conduct some of our operations through various joint ventures which are in partnership, corporate and other business forms, and are principally accounted for using the equity method. Financial information pertaining to related companies for our continuing operations is set out below. This information includes the total related company balances and not our proportional interest in those balances.

         Our larger unconsolidated entities include Subsea 7, Inc., a 50% owned subsidiary, formed in May of 2002 and the partnerships created to construct the Alice Springs to Darwin rail line in Australia. During 2002, we sold our 50% interest in European Marine Contractors and Bredero-Shaw. See Note 2.

         Combined summarized financial information for all jointly owned operations that are not consolidated is as follows:

                                                     Years ended December 31
COMBINED OPERATING RESULTS                    --------------------------------------
Millions of dollars                              2002          2001          2000
------------------------------------------------------------------------------------
Revenues                                      $    1,948    $    1,987    $    3,098
====================================================================================
Operating income                              $      200    $      231    $      192
====================================================================================
Net income                                    $      159    $      169    $      169
====================================================================================

                                                              December 31
COMBINED FINANCIAL POSITION                            -------------------------
Millions of dollars                                       2002           2001
--------------------------------------------------------------------------------
Current assets                                         $    1,404     $    1,818
Noncurrent assets                                           1,876          1,672
--------------------------------------------------------------------------------
Total                                                  $    3,280     $    3,490
================================================================================
Current liabilities                                    $    1,155     $    1,522
Noncurrent liabilities                                      1,367          1,272
Minority interests                                              -              2
Shareholders' equity                                          758            694
--------------------------------------------------------------------------------
Total                                                  $    3,280     $    3,490
================================================================================

NOTE 11. LINES OF CREDIT, NOTES PAYABLE AND LONG-TERM DEBT

         At December 31, 2002, we had committed lines of credit totaling $350 million which expire in August 2006. There were no borrowings outstanding under these lines of credit. These lines are not available if our senior unsecured long-term debt is rated lower than BBB- by Standard & Poor's Ratings Service Group or lower than Baa3 by Moody's Investors' Services. Fees for committed lines of credit were immaterial.

         Short-term debt at December 31, 2002 consists primarily of $37 million in overdraft facilities and $12 million of other facilities with varying rates of interest.

         Long-term debt at the end of 2002 and 2001 consists of the following:

Millions of dollars                                       2002           2001
--------------------------------------------------------------------------------
7.6% debentures due August 2096                        $      300     $      300
8.75% debentures due February 2021                            200            200
8% senior notes due April 2003                                139            139
Variable interest credit facility maturing
   September 2009                                              66              -
Medium-term notes due 2002 through 2027                       750            825
Effect of interest rate swaps                                  13              3
Term loans at LIBOR (GBP) plus 0.75% payable in
  semiannual installments through March 2002                    -              4
Other notes with varying interest rates                         8             13
--------------------------------------------------------------------------------
Total long-term debt                                        1,476          1,484
Less current portion                                          295             81
--------------------------------------------------------------------------------
Noncurrent portion of long-term debt                   $    1,181     $    1,403
================================================================================

         The 7.6% debentures due 2096, 8.75% debentures due 2021, and 8% senior notes due 2003 may not be redeemed prior to maturity and do not have sinking fund requirements.

         In the fourth quarter of 2002, our 51% owned and consolidated subsidiary, Devonport Management Limited (DML), signed an agreement for a credit facility of (pound)80 million ($126 million as of December 31, 2002) maturing in September 2009. This credit facility has a variable interest rate that was equal to 5.375% on December 31, 2002. There are various financial covenants which must be maintained by DML. DML has drawn down an initial amount of $66 million as of December 31, 2002. Under this agreement, payments of approximately $4.5 million are due in quarterly installments. As of December 31, 2002, the available credit under this facility was approximately $60 million.

         On July 12, 2001, we issued $425 million of two and five-year notes under our medium-term note program. The notes consist of $275 million 6% fixed rate notes due August 2006 and $150 million LIBOR + 0.15% floating rate notes due July 2003. At December 31, 2002, we have outstanding notes under our medium-term note program as follows:

    Amount              Due             Rate      Issue Price
-------------------------------------------------------------
$ 150 million         07/2003        Floating%         Par
$ 275 million         08/2006          6.00%         99.57%
$ 150 million         12/2008          5.63%         99.97%
$  50 million         05/2017          7.53%           Par
$ 125 million         02/2027          6.75%         99.78%
=============================================================

         Each holder of the 6.75% medium-term notes has the right to require us to repay the holder's notes in whole or in part on February 1, 2007. We may redeem the 5.63% and 6.00% medium-term notes in whole or in part at any time. Other notes issued under the medium-term note program may not be redeemed prior to maturity. The medium-term notes do not have sinking fund requirements.

         In the second quarter of 2002, we terminated our interest rate swap agreement on our 8% senior note. The notional amount of the swap agreement was $139 million. This interest rate swap was designated as a fair value hedge under SFAS No. 133. Upon termination, the fair value of the interest rate swap was $0.5 million. In the fourth quarter 2002, we terminated the interest rate swap agreement on our 6% fixed rate medium-term note. The notional amount of the swap agreement was $150 million. This interest rate swap was designated as a fair value hedge under SFAS No. 133. Upon termination, the fair value of the interest rate swap was $13 million. These swaps had previously been classified in "Other assets" on the balance sheet. The fair value adjustment to these debt instruments that were hedged will remain and be amortized as a reduction in interest expense using the "Effective Yield Method" over the remaining life of the notes.

         Our debt excluding the effects of our interest rate swaps matures as follows: $295 million in 2003; $21 million in 2004; $20 million in 2005; $293 million in 2006; $8 million in 2007; and $826 million thereafter.

NOTE 12. COMMITMENTS AND CONTINGENCIES

         LEASES. At year-end 2002, we were obligated under noncancelable operating leases, principally for the use of land, offices, equipment, field facilities and warehouses. Total rentals, net of sublease rentals, for noncancelable leases in 2002, 2001 and 2000 were as follows:

  Millions of dollars       2002          2001          2000
--------------------------------------------------------------
  Rental expense           $   149       $   172       $   149
==============================================================

         Future total rentals on noncancelable operating leases are as follows:
$119 million in 2003; $83 million in 2004; $63 million in 2005; $55 million in 2006; $40 million in 2007; and $249 million thereafter.

         ASBESTOS LITIGATION. Several of our subsidiaries, particularly DII Industries, LLC (DII Industries) and Kellogg, Brown & Root, Inc. (Kellogg, Brown & Root), are defendants in a large number of asbestos-related lawsuits. The plaintiffs allege injury as a result of exposure to asbestos in products manufactured or sold by former divisions of DII Industries or in materials used in construction or maintenance projects of Kellogg, Brown & Root. These claims are in three general categories:

                  -        refractory claims;

                  -        other DII Industries claims; and

                  -        construction claims.

         REFRACTORY CLAIMS. Asbestos was used in a small number of products manufactured or sold by Harbison-Walker Refractories Company, which DII Industries acquired in 1967. The Harbison-Walker operations were conducted as a division of DII Industries (then named Dresser Industries, Inc.) until those operations were transferred to another then-existing subsidiary of DII Industries in preparation for a spin-off. Harbison-Walker was spun-off by DII Industries in July 1992. At that time, Harbison-Walker assumed liability for asbestos claims filed after the spin-off and it agreed to defend and indemnify DII Industries from liability for those claims, although DII Industries continues to have direct liability to tort claimants for all post spin-off refractory claims. DII Industries retained responsibility for all asbestos claims pending as of the date of the spin-off. The agreement governing the spin-off provided that Harbison-Walker would have the right to access DII Industries historic insurance coverage for the asbestos-related liabilities that Harbison-Walker assumed in the spin-off. After the spin-off, DII Industries and Harbison-Walker jointly negotiated and entered into coverage-in-place agreements with a number of insurance companies that had issued historic general liability insurance policies which both DII Industries and Harbison-Walker had the right to access for, among other things, bodily injury occurring between 1963 and 1985. These coverage-in-place agreements provide for the payment of defense costs, settlements and court judgments paid to resolve refractory asbestos claims.

         As Harbison-Walker's financial condition worsened in late 2000 and 2001, Harbison-Walker began agreeing to pay more in settlement of the post spin-off refractory claims than it historically had paid. These increased settlement amounts led to Harbison-Walker making greater demands on the shared insurance asset. By July 2001, DII Industries determined that the demands that Harbison-Walker was making on the shared insurance policies were not acceptable to DII Industries and that Harbison-Walker probably would not be able to fulfill its indemnification obligation to DII Industries. Accordingly, DII Industries took up the defense of unsettled post spin-off refractory claims that name it as a defendant in order to prevent Harbison-Walker from unnecessarily eroding the insurance coverage both companies access for these claims. These claims are now stayed in the Harbison-Walker bankruptcy proceeding.

         As of December 31, 2002, there were approximately 6,000 open and unresolved pre-spin-off refractory claims against DII Industries. In addition, there were approximately 142,000 post spin-off claims that name DII Industries as a defendant.

         OTHER DII INDUSTRIES CLAIMS. As of December 31, 2002, there were approximately 147,000 open and unresolved claims alleging injuries from asbestos used in other products formerly manufactured by DII Industries. Most of these claims involve gaskets and packing materials used in pumps and other industrial products.

         CONSTRUCTION CLAIMS. Our Engineering and Construction Group includes engineering and construction businesses formerly operated by The M.W. Kellogg Company and Brown & Root, Inc., now combined as Kellogg, Brown & Root. As of December 31, 2002, there were approximately 52,000 open and unresolved claims alleging injuries from asbestos in materials used in construction and maintenance projects, most of which were conducted by Brown & Root, Inc. Approximately 2,200 of these claims are asserted against The M.W. Kellogg Company. We believe that Kellogg, Brown & Root has a good defense to these claims, and a prior owner of The M.W. Kellogg Company provides Kellogg, Brown & Root a contractual indemnification for claims against The M.W. Kellogg Company.

         HARBISON-WALKER CHAPTER 11 BANKRUPTCY. On February 14, 2002, Harbison-Walker filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court in Pittsburgh, Pennsylvania. In its bankruptcy-related filings, Harbison-Walker said that it would seek to utilize Sections 524(g) and 105 of the Bankruptcy Code to propose and seek confirmation of a plan of reorganization that would provide for distributions for all legitimate, pending and future asbestos claims asserted directly against Harbison-Walker or asserted against DII Industries for which Harbison-Walker is required to indemnify and defend DII Industries.

         Harbison-Walker's failure to fulfill its indemnity obligations, and its erosion of insurance coverage shared with DII Industries, required DII Industries to assist Harbison-Walker in its bankruptcy proceeding in order to protect the shared insurance from dissipation. At the time that Harbison-Walker filed its bankruptcy, DII Industries agreed to provide up to $35 million of debtor-in-possession financing to Harbison-Walker during the pendency of the Chapter 11 proceeding, of which $5 million was advanced during the first quarter of 2002. On February 14, 2002, in accordance with the terms of a letter agreement, DII Industries also paid $40 million to Harbison-Walker's United States parent holding company, RHI Refractories Holding Company. This payment was charged to discontinued operations in our financial statements in the first quarter of 2002.

         The terms of the letter agreement also requires DII Industries to pay to RHI Refractories an additional $35 million if a plan of reorganization is proposed in the Harbison-Walker bankruptcy proceedings, and an additional $85 million if a plan is confirmed in the Harbison-Walker bankruptcy proceedings, in each case acceptable to DII Industries in its sole discretion. The letter agreement provides that a plan acceptable to DII Industries must include an injunction channeling to a Section 524(g)/105 trust all present and future asbestos claims against DII Industries, arising out of the Harbison-Walker business or other DII Industries' businesses that share insurance with Harbison-Walker.

         By contrast, the proposed global settlement being pursued by Halliburton contemplates that DII Industries and Harbison-Walker, among others including Halliburton, would receive in a DII Industries and Kellogg, Brown & Root bankruptcy the benefits of an injunction channeling to a Section 524(g)/105 trust all present and future asbestos claims, including with respect to DII Industries, Kellogg, Brown & Root and Halliburton, claims that do not relate to the Harbison-Walker business or share insurance with Harbison-Walker.

         Harbison-Walker has not yet submitted a proposed plan of reorganization to the Bankruptcy Court. Moreover, although possible, at this time we do not believe it likely that Harbison-Walker will propose or ultimately there would be confirmed a plan of reorganization in its bankruptcy proceeding that is acceptable to DII Industries. In general, in order for a Harbison-Walker plan of reorganization involving a Section 524(g)/105 trust to be confirmed, among other things the creation of the trust would require the approval of 75% of the asbestos claimant creditors of Harbison-Walker. There can be no assurance that any plan proposed by Harbison-Walker would obtain the necessary approval or that it would provide for an injunction channeling to a Section 524(g)/105 trust all present and future asbestos claims against DII Industries arising out of the Harbison-Walker business or that share insurance with Harbison-Walker.

         In addition, we anticipate that a significant financial contribution to the Harbison-Walker estate could be required from DII Industries to obtain confirmation of a Harbison-Walker plan of reorganization if that plan were to include an injunction channeling to a Section 524(g)/105 trust all present and future asbestos claims against DII Industries arising out of the Harbison-Walker business or that have claims to shared insurance with the Harbison-Walker business. This contribution to the estate would be in addition to DII Industries' contribution of its interest to insurance coverage for refractory claims to the Section 524(g)/105 trust. At this time, we are not able to quantify the amount of this contribution in light of numerous uncertainties. These include the amount of Harbison-Walker assets available to satisfy its asbestos and trade creditors and the results of negotiations that must be completed among

Harbison-Walker, the asbestos claims committee under its Chapter 11 proceeding, a legal representative for future asbestos claimants (which has not yet been appointed by the Bankruptcy Court), DII Industries and the relevant insurance companies.

         Whether or not Halliburton has completed, is still pursuing or has abandoned its previously announced global settlement, DII Industries would be under no obligation to make a significant financial contribution to the Harbison-Walker estate, although Halliburton intends to consider all of its options if in the future it ceased pursuing the global settlement.

         For the reasons outlined above among others, we do not believe it probable that DII Industries will be obligated to make either of the additional $35 million and $85 million payments to RHI Refractories described above. During February 2003, representatives of RHI A.G., the ultimate corporate parent of RHI Refractories, met with representatives of DII Industries and indicated that they believed that DII Industries would be obligated to pay RHI Refractories the $35 million and the $85 million in the event that our proposed global settlement were to be consummated. For a number of reasons, DII Industries believes that the global settlement would not be the cause of a failure of a Harbison-Walker plan to be acceptable to DII Industries and intends vigorously to defend against this claim if formally asserted.

         In connection with the Chapter 11 filing by Harbison-Walker, the Bankruptcy Court on February 14, 2002 issued a temporary restraining order staying all further litigation of more than 200,000 asbestos claims currently pending against DII Industries in numerous courts throughout the United States. The period of the stay contained in the temporary restraining order has been extended to July 21, 2003.Currently, there is no assurance that a stay will remain in effect beyond July 21, 2003, that a plan of reorganization will be proposed or confirmed for Harbison-Walker, or that any plan that is confirmed will provide relief to DII Industries.

         The stayed asbestos claims are those covered by insurance that DII Industries and Harbison-Walker each access to pay defense costs, settlements and judgments attributable to both refractory and non-refractory asbestos claims. The stayed claims include approximately 142,000 post-1992 spin-off refractory claims, 6,000 pre-spin-off refractory claims and approximately 135,000 other types of asbestos claims pending against DII Industries. Approximately 51,000 of the claims in the third category are claims made against DII Industries based on more than one ground for recovery and the stay affects only the portion of the claim covered by the shared insurance. The stay prevents litigation from proceeding while the stay is in effect and also prohibits the filing of new claims. One of the purposes of the stay is to allow Harbison-Walker and DII Industries time to develop and propose a plan of reorganization.

         ASBESTOS INSURANCE COVERAGE. DII Industries has substantial insurance for reimbursement for portions of the costs incurred defending asbestos and silica claims, as well as amounts paid to settle claims and court judgments. This coverage is provided by a large number of insurance policies written by dozens of insurance companies. The insurance companies wrote the coverage over a period of more than 30 years for DII Industries, its predecessors or its subsidiaries and their predecessors. Large amounts of this coverage are now subject to coverage-in-place agreements that resolve issues concerning amounts and terms of coverage. The amount of insurance available to DII Industries and its subsidiaries depends on the nature and time of the alleged exposure to asbestos or silica, the specific subsidiary against which an asbestos or silica claim is asserted and other factors.

         REFRACTORY CLAIMS INSURANCE. DII Industries has approximately $2.1 billion in aggregate limits of insurance coverage for refractory asbestos and silica claims, of which over one-half is with Equitas or other London-based insurance companies. Most of this insurance is shared with Harbison-Walker. Many of the issues relating to the majority of this coverage have been resolved by coverage-in-place agreements with dozens of companies, including Equitas and other London-based insurance companies. Coverage-in-place agreements are settlement agreements between policyholders and the insurers specifying the terms and conditions under which coverage will be applied as claims are presented for payment. These agreements in an asbestos claims context govern such things as what events will be deemed to trigger coverage, how liability for a claim will be allocated among insurers and what procedures the policyholder must follow in order to obligate the insurer to pay claims. Recently, however, Equitas and other London-based companies have attempted to impose new restrictive documentation requirements on DII Industries and other insureds. Equitas and the other London-based companies have stated that the new requirements are part of an effort to limit payment of settlements to claimants who are truly impaired by exposure to asbestos and can identify the product or premises that caused their exposure.

         On March 21, 2002, Harbison-Walker filed a lawsuit in the United States Bankruptcy Court for the Western District of Pennsylvania in its Chapter 11 bankruptcy proceeding. This lawsuit is substantially similar to DII Industries lawsuit filed in Texas State Court in 2001 and seeks, among other relief, a determination as to the rights of DII Industries and Harbison-Walker to the shared general liability insurance. The lawsuit also seeks damages against specific insurers for breach of contract and bad faith, and a declaratory judgment concerning the insurers' obligations under the shared insurance. Although DII Industries is also a defendant in this lawsuit, it has asserted its own claim to coverage under the shared insurance and is cooperating with Harbison-Walker to secure both companies' rights to the shared insurance. The Bankruptcy Court has ordered the parties to this lawsuit to engage in non-binding mediation. The first mediation session was held on July 26, 2002 and additional sessions have since taken place and further sessions are scheduled to take place, provided the Bankruptcy Court's mediation order remains in effect. Given the early stages of these negotiations, DII Industries cannot predict whether a negotiated resolution of this dispute will occur or, if such a resolution does occur, the precise terms of such a resolution.

         Prior to the Harbison-Walker bankruptcy, on August 7, 2001, DII Industries filed a lawsuit in Dallas County, Texas, against a number of these insurance companies asserting DII Industries rights under an existing coverage-in-place agreement and under insurance policies not yet subject to coverage-in-place agreements. The coverage-in-place agreements allow DII Industries to enter into settlements for small amounts without requiring claimants to produce detailed documentation to support their claims, when DII Industries believes the settlements are an effective claims management strategy. DII Industries believes that the new documentation requirements are inconsistent with the current coverage-in-place agreements and are unenforceable. The insurance companies that DII Industries has sued have not refused to pay larger claim settlements where documentation is obtained or where court judgments are entered.

         On May 10, 2002, the London-based insuring entities and companies removed DII Industries' Dallas County State Court Action to the United States District Court for the Northern District of Texas alleging that federal court jurisdiction existed over the case because it is related to the Harbison-Walker bankruptcy. DII Industries has filed an opposition to that removal and has asked the federal court to remand the case back to the Dallas County state court. On June 12, 2002, the London-based insuring entities and companies filed a motion to transfer the case to the federal court in Pittsburgh, Pennsylvania. DII Industries has filed an opposition to that motion to transfer. The federal court in Dallas has yet to rule on any of these motions. Regardless of the outcome of these motions, because of the similar insurance coverage lawsuit filed by Harbison-Walker in its bankruptcy proceeding, it is unlikely that DII Industries case will proceed independently of the bankruptcy.

         OTHER DII INDUSTRIES CLAIMS INSURANCE. DII Industries has substantial insurance to cover other non-refractory asbestos claims. Two coverage-in-place agreements cover DII Industries for companies or operations that DII Industries either acquired or operated prior to November 1, 1957. Asbestos claims that are covered by these agreements are currently stayed by the Harbison-Walker bankruptcy because the majority of this coverage also applies to refractory claims and is shared with Harbison-Walker. Other insurance coverage is provided by a number of different policies that DII Industries acquired rights to access when it acquired businesses from other companies. Three coverage-in-place agreements provide reimbursement for asbestos claims made against DII Industries former Worthington Pump division. There is also other substantial insurance coverage with approximately $2.0 billion in aggregate limits that has not yet been reduced to coverage-in-place agreements.

         On August 28, 2001, DII Industries filed a lawsuit in the 192nd Judicial District of the District Court for Dallas County, Texas against specific London-based insuring entities that issued insurance policies that provide coverage to DII Industries for asbestos-related liabilities arising out of the historical operations of Worthington Corporation or its successors. This lawsuit raises essentially the same issue as to the documentation requirements as the August 7, 2001 Harbison-Walker lawsuit filed in the same court. The London-based insuring entities filed a motion in that case seeking to compel the parties to binding arbitration. The trial court denied that motion and the London-based insuring entities appealed that decision to the state appellate court. The state appellate courts denied the appeal and, most recently, the London-based insuring entities have removed the case from the state court to the federal court. DII Industries was successful in remanding the case back to the state court.

         A significant portion of the insurance coverage applicable to Worthington claims is alleged by Federal-Mogul Products, Inc. to be shared with it. In 2001, Federal-Mogul Products, Inc. and a large number of its affiliated companies filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court in Wilmington, Delaware.

         In response to Federal-Mogul's allegations, on December 7, 2001, DII Industries filed a lawsuit in the Delaware Bankruptcy Court asserting its rights to insurance coverage under historic general liability policies issued to Studebaker-Worthington, Inc. and its successor for asbestos-related liabilities arising from, among other operations, Worthington's and its successors' historic operations. This lawsuit also seeks a judicial declaration concerning the competing rights of DII Industries and Federal-Mogul, if any, to this insurance coverage. DII Industries recently filed a second amended complaint in that lawsuit and the parties are now beginning the discovery process. The parties to this litigation, including Federal-Mogul, have agreed to mediate this dispute. The first mediation session is scheduled for April 2, 2003. Unlike the Harbison-Walker insurance coverage litigation, in which the litigation is stayed while the mediation proceeds, the insurance coverage litigation concerning the Worthington-related asbestos liabilities has not been stayed and such litigation will proceed simultaneously with the mediation.

         At the same time, DII Industries filed its insurance coverage action in the Federal-Mogul bankruptcy, DII Industries also filed a second lawsuit in which it has filed a motion for preliminary injunction seeking a stay of all Worthington asbestos-related lawsuits against DII Industries that are scheduled for trial within the six months following the filing of the motion. The stay that DII Industries seeks, if granted, would remain in place until the competing rights of DII Industries and Federal-Mogul to the allegedly shared insurance are resolved. The Court has yet to schedule a hearing on DII Industries motion for preliminary injunction.

         A number of insurers who have agreed to coverage-in-place agreements with DII Industries have suspended payment under the shared Worthington policies until the Federal-Mogul Bankruptcy Court resolves the insurance issues. Consequently, the effect of the Federal-Mogul bankruptcy on DII Industries rights to access this shared insurance is uncertain.

         CONSTRUCTION CLAIMS INSURANCE. Nearly all of our construction asbestos claims relate to Brown & Root, Inc. operations before the 1980s. Our primary insurance coverage for these claims was written by Highlands Insurance Company during the time it was one of our subsidiaries. Highlands was spun-off to our shareholders in 1996. On April 5, 2000, Highlands filed a lawsuit against us in the Delaware Chancery Court. Highlands asserted that the insurance it wrote for Brown & Root, Inc. that covered construction asbestos claims was terminated by agreements between Halliburton and Highlands at the time of the 1996 spin-off. In March 2001, the Chancery Court ruled that a termination did occur and that Highlands was not obligated to provide coverage for Brown & Root, Inc.'s asbestos claims. This decision was affirmed by the Delaware Supreme Court on March 13, 2002. As a result of this ruling, we wrote-off approximately $35 million in accounts receivable for amounts paid for claims and defense costs and $45 million of accrued receivables in relation to estimated insurance recoveries claims settlements from Highlands in the first quarter 2002. In addition, we dismissed the April 24, 2000 lawsuit we filed against Highlands in Harris County, Texas.

         As noted in our 2001 Form 10-K, the amount of the billed insurance receivable related to Highlands Insurance Company included in accounts receivable was $35 million.

         As a consequence of the Delaware Supreme Court's decision, Kellogg, Brown & Root no longer has primary insurance coverage from Highlands for asbestos claims. However, Kellogg, Brown & Root has significant excess insurance coverage. The amount of this excess coverage that will reimburse us for an asbestos claim depends on a variety of factors. On March 20, 2002, Kellogg, Brown & Root filed a lawsuit in the 172nd Judicial District of the District Court of Jefferson County, Texas, against Kellogg, Brown & Root's historic insurers that issued these excess insurance policies. In the lawsuit, Kellogg, Brown & Root seeks to establish the specific terms under which it can seek reimbursement for costs it incurs in settling and defending asbestos claims from its historic construction operations. On January 6, 2003, this lawsuit was transferred to the 11th Judicial District of the District Court of Harris County, Texas. Until this lawsuit is resolved, the scope of the excess insurance will remain uncertain. We do not expect the excess insurers will reimburse us for asbestos claims until this lawsuit is resolved.

         SIGNIFICANT ASBESTOS JUDGMENTS ON APPEAL. During 2001, there were several adverse judgments in trial court proceedings that are in various stages of the appeal process. All of these judgments concern asbestos claims involving Harbison-Walker refractory products. Each of these appeals, however, has been stayed by the Bankruptcy Court in the Harbison-Walker Chapter 11 bankruptcy.

         On November 29, 2001, the Texas District Court in Orange, Texas, entered judgments against Dresser Industries, Inc. (now DII Industries) on a $65 million jury verdict rendered in September 2001 in favor of five plaintiffs. The $65 million amount includes $15 million of a $30 million judgment against DII Industries and another defendant. DII Industries is jointly and severally liable for $15 million in addition to $65 million if the other defendant does not pay its share of this judgment. Based upon what we believe to be controlling precedent, which would hold that the judgment entered is void, we believe that the likelihood of the judgment being affirmed in the face of DII Industries' appeal is remote. As a result, we have not accrued any amounts for this judgment. However, a favorable outcome from the appeal is not assured.

         On November 29, 2001, the same District Court in Orange, Texas, entered three additional judgments against Dresser Industries, Inc. (now DII Industries) in the aggregate amount of $35.7 million in favor of 100 other asbestos plaintiffs. These judgments relate to an alleged breach of purported settlement agreements signed early in 2001 by a New Orleans lawyer hired by Harbison-Walker, which had been defending DII Industries pursuant to the agreement by which Harbison-Walker was spun-off by DII Industries in 1992. These settlement agreements expressly bind Harbison-Walker Refractories Company as the obligated party, not DII Industries, which is not a party to the agreements. For that reason, and based upon what we believe to be controlling precedent, which would hold that the judgment entered is void, we believe that the likelihood of the judgment being affirmed in the face of DII Industries' appeal is remote. As a result, we have not accrued any amounts for this judgment. However, a favorable outcome from the appeal is not assured.

         On December 5, 2001, a jury in the Circuit Court for Baltimore County, Maryland, returned verdicts against Dresser Industries, Inc. (now DII Industries) and other defendants following a trial involving refractory asbestos claims. Each of the five plaintiffs alleges exposure to Harbison-Walker products. DII Industries portion of the verdicts was approximately $30 million, which we have fully accrued at December 31, 2002. DII Industries intends to appeal the judgment to the Maryland Supreme Court. While we believe we have a valid basis for appeal and intend to vigorously pursue our appeal, any favorable outcome from that appeal is not assured.

         On October 25, 2001, in the Circuit Court of Holmes County, Mississippi, a jury verdict of $150 million was rendered in favor of six plaintiffs against Dresser Industries, Inc. (now DII Industries) and two other companies. DII Industries share of the verdict was $21.3 million which we have fully accrued at December 31, 2002. The award was for compensatory damages. The jury did not award any punitive damages. The trial court has entered judgment on the verdict. While we believe we have a valid basis for appeal and intend to vigorously pursue our appeal, any favorable outcome from that appeal is not assured.

         ASBESTOS CLAIMS HISTORY. Since 1976, approximately 578,000 asbestos claims have been filed against us. Almost all of these claims have been made in separate lawsuits in which we are named as a defendant along with a number of other defendants, often exceeding 100 unaffiliated defendant companies in total. During the fourth quarter of 2002, we received approximately 32,000 new claims and we closed approximately 13,000 claims. The number of open claims pending against us is as follows:

                                      Total Open
          Period Ending                 Claims
------------------------------------------------
December 31, 2002                       347,000
September 30, 2002                      328,000
June 30, 2002                           312,000
March 31, 2002                          292,000
December 31, 2001                       274,000
September 30, 2001                      146,000
June 30, 2001                           145,000
March 31, 2001                          129,000
December 31, 2000                       117,000
===============================================

         The claims include approximately 142,000 at December 31, 2002 and September 30, 2002, 139,000 at June 30, 2002, 133,000 at March 31, 2002 and
125,000 at December 31, 2001 of post spin-off Harbison-Walker refractory related claims that name DII Industries as a defendant. All such claims have been factored into the calculation of our asbestos liability.

         We manage asbestos claims to achieve settlements of valid claims for reasonable amounts. When reasonable settlement is not possible, we contest claims in court. Since 1976, we have closed approximately 231,000 claims through settlements and court proceedings at a total cost of approximately $202 million. We have received or expect to receive from our insurers all but approximately $93 million of this cost, resulting in an average net cost per closed claim of about $403.

         ASBESTOS STUDY AND THE VALUATION OF UNRESOLVED CURRENT AND FUTURE ASBESTOS CLAIMS.

         Asbestos Study. In late 2001, DII Industries retained Dr. Francine F. Rabinovitz of Hamilton, Rabinovitz & Alschuler, Inc. to estimate the probable number and value, including defense costs, of unresolved current and future asbestos and silica-related bodily injury claims asserted against DII Industries and its subsidiaries. Dr. Rabinovitz is a nationally renowned expert in conducting such analyses, has been involved in a number of asbestos-related and other toxic tort-related valuations of current and future liabilities, has served as the expert for three representatives of future claimants in asbestos related bankruptcies and has had her valuation methodologies accepted by numerous courts. Further, the methodology utilized by Dr. Rabinovitz is the same methodology that is utilized by the expert who is routinely retained by the asbestos claimants committee in asbestos-related bankruptcies. Dr. Rabinovitz estimated the probable number and value of unresolved current and future asbestos and silica-related bodily injury claims asserted against DII Industries and its subsidiaries over a 50 year period. The report took approximately seven months to complete.

         Methodology. The methodology utilized by Dr. Rabinovitz to project DII Industries and its subsidiaries' asbestos-related liabilities and defense costs relied upon and included:

              - an analysis of DII Industries, Kellogg, Brown & Root's and Harbison-Walker Refractories Company's historical asbestos settlements and defense costs to develop average settlement values and average defense costs for specific asbestos-related diseases and for the specific business operation or entity allegedly responsible for the asbestos-related diseases;

              - an analysis of DII Industries, Kellogg, Brown & Root's and Harbison-Walker Refractories Company's pending inventory of asbestos-related claims by specific asbestos-related diseases and by the specific business operation or entity allegedly responsible for the asbestos-related disease;

              - an analysis of the claims filing history for asbestos-related claims against DII Industries, Kellogg, Brown & Root and Harbison-Walker Refractories Company for the approximate two-year period from January 2000 to May 31, 2002, and for the approximate five-year period from January 1997 to May 31, 2002 by specific asbestos-related disease and by business operation or entity allegedly responsible for the asbestos-related disease;

              - an analysis of the population likely to have been exposed or claim exposure to products manufactured by DII Industries, its predecessors and Harbison-Walker or to Brown & Root construction and renovation projects; and

              - epidemiological studies to estimate the number of people who might allege exposure to products manufactured by DII Industries, its predecessors and Harbison-Walker or to Brown & Root construction and renovation projects that would be likely to develop asbestos-related diseases. Dr. Rabinovitz's estimates are based on historical data supplied by DII Industries, Kellogg, Brown & Root and Harbison-Walker and publicly available studies, including annual surveys by the National Institutes of Health concerning the incidence of mesothelioma deaths.

         In her estimates, Dr. Rabinovitz relied on the source data provided by our management; she did not independently verify the accuracy of the source data. The source data provided by us was based on our 24-year history in gathering claimant information and defending and settling asbestos claims.

         In her analysis, Dr. Rabinovitz projected that the elevated and historically unprecedented rate of claim filings of the last several years (particularly in 2000 and 2001), especially as expressed by the ratio of nonmalignant claim filings to malignant claim filings, would continue into the future for five more years. After that, Dr. Rabinovitz projected that the ratio of nonmalignant claim filings to malignant claim filings will gradually decrease for a 10 year period ultimately returning to the historical claiming rate and claiming ratio. In making her calculation, Dr. Rabinovitz alternatively assumed a somewhat lower rate of claim filings, based on an average of the last five years of claims experience, would continue into the future for five more years and decrease thereafter.

         Otherimportant assumptions utilized in Dr. Rabinovitz's estimates, which we relied upon in making our accrual are:

              - there will be no legislative or other systemic changes to the tort system;

              - that we will continue to aggressively defend against asbestos claims made against us;

              - an inflation rate of 3% annually for settlement payments and an inflation rate of 4% annually for defense costs; and

              - we would receive no relief from our asbestos obligation due to actions taken in the Harbison-Walker bankruptcy.

         Range of Liabilities. Based upon her analysis, Dr. Rabinovitz estimated total, undiscounted asbestos and silica liabilities, including defense costs, of DII Industries, Kellogg, Brown & Root and some of their current and former subsidiaries. Through 2052, Dr. Rabinovitz estimated the current and future total undiscounted liability for personal injury asbestos and silica claims, including defense costs, would be a range between $2.2 billion and $3.5 billion as of June 30, 2002 (which includes payments related to the claims currently pending). The lower end of the range is calculated by using an average of the last five years of asbestos claims experience and the upper end of the range is calculated using the more recent two-year elevated rate of asbestos claim filings in projecting the rate of future claims.

         2nd Quarter 2002 Accrual. Based on that estimate, in the second quarter of 2002, we accrued asbestos and silica claims liability and defense costs for both known outstanding and future refractory, other DII Industries, and construction asbestos and silica claims using the low end of the range of Dr. Rabinovitz's study, or approximately $2.2 billion. In establishing our liability for asbestos, we included all post spin-off claims against Harbison-Walker that name DII Industries as a defendant. Our accruals are based on an estimate of personal injury asbestos claims through 2052 based on the average claims experience of the last five years. At the end of the second quarter of 2002, we did not believe that any point in the expert's range was better than any other point, and accordingly, based our accrual on the low end of the range in accordance with FIN 14.

         AGREEMENT REGARDING PROPOSED GLOBAL SETTLEMENT. In December 2002, we announced that we had reached an agreement in principle that could result in a global settlement of all personal injury asbestos and silica claims against us. The proposed settlement provides that up to $2.775 billion in cash, 59.5 million shares of our common stock (with a value of $1.1 billion using the stock price at December 31, 2002 of $18.71) and notes with a net present value expected to be less than $100 million would be paid to a trust for the benefit of current and future asbestos personal injury claimants and current silica personal injury claimants. Under the proposed agreement, Kellogg, Brown & Root and DII Industries will retain the rights to the first $2.3 billion of any insurance proceeds with any proceeds received between $2.3 billion and $3.0 billion going to the trust. The proposed settlement will be implemented through a pre-packaged Chapter 11 filing of DII Industries and Kellogg, Brown & Root as well as some other DII Industries and Kellogg, Brown & Root subsidiaries with U.S. operations. The funding of the settlement amounts would occur upon receiving final and non-appealable court confirmation of a plan of reorganization of DII Industries and Kellogg, Brown & Root and their subsidiaries in the Chapter 11 proceeding.

         Subsequently, as of March 2003, DII Industries and Kellogg, Brown & Root have entered into definitive written agreements finalizing the terms of the agreement in principle. The proposed global settlement also includes silica claims as a result of current or past exposure. These silica claims are less than 1% of the personal injury claims included in the proposed global settlement. We have approximately 2,500 open silica claims.

         The agreement contemplated that we would conduct due diligence on the asbestos claims, and that we and attorneys for the claimants would use reasonable efforts to execute definitive settlement agreements. While all the required settlement agreements have not yet been executed, we and attorneys for some of the asbestos claimants have now reached agreement on what they believe will be a template for such settlement agreements. These agreements are subject to a number of conditions, including agreement on a Chapter 11 plan of reorganization for DII Industries, Kellogg, Brown & Root and some of their subsidiaries, approval by 75% of current asbestos claimants to the plan of reorganization, the negotiation of financing acceptable to us, approval by Halliburton's Board of Directors, and confirmation of the plan of reorganization by a bankruptcy court. The template settlement agreement also grants the claimants' attorneys a right to terminate the definitive settlement agreement on ten days' notice if Halliburton's DII Industries subsidiary does not file a plan of reorganization under the bankruptcy code on or before April 1, 2003.

         We are conducting due diligence on the asbestos claims, which is not expected to be completed by April 1, 2003. Therefore, we do not expect DII Industries, Kellogg, Brown & Root and some of their subsidiaries to file a plan of reorganization prior to April 1. Although there can be no assurances, we do not believe the claimants' attorneys will terminate the settlement agreements on April 1, 2003 as long as adequate progress is being made toward a Chapter 11 filing. In March 2003, we agreed with Harbison-Walker and the asbestos creditors committee in the Harbison-Walker bankruptcy to consensually extend the period of the stay contained in the Bankruptcy Court's temporary restraining order until July 21, 2003. The court's temporary restraining order, which was originally entered on February 14, 2002, stays more than 200,000 pending asbestos claims against DII Industries. The agreement provides that if the pre-packaged Chapter 11 filing by DII Industries, Kellogg, Brown & Root and their subsidiaries is not made by July 14, 2003, the Bankruptcy Court will hear motions to lift the stay on July 21, 2003. The asbestos creditors committee also reserves the right to monitor progress toward the filing of the Chapter 11 proceeding and seek an earlier hearing to lift the stay if satisfactory progress toward the Chapter 11 filing is not being made.

         REVIEW OF ACCRUALS. As a result of the proposed settlement, in the fourth quarter of 2002, we re-evaluated our accruals for known outstanding and future asbestos claims. Although we have reached an agreement in principle with respect to a proposed settlement, we do not believe the settlement is "probable" under SFAS No. 5 at the current time. Among the prerequisites to reaching a conclusion of the settlement are:

              - agreement on the amounts to be contributed to the trust for the benefit of silica claimants;

              - our review of the more than 347,000 current claims to establish that the claimed injuries are based on exposure to products of DII Industries, Kellogg, Brown & Root, their subsidiaries or former businesses or subsidiaries;

              - completion of our medical review of the injuries alleged to have been sustained by plaintiffs to establish a medical basis for payment of settlement amounts;

              - finalizing the principal amount of the notes to be contributed to the trust;

              - agreement with a proposed representative of future claimants and attorneys representing current claimants on procedures for distribution of settlement funds to individuals claiming personal injury;

              - definitive agreement with the attorneys representing current asbestos claimants and a proposed representative of future claimants on a plan of reorganization for the Chapter 11 filings of DII Industries, Kellogg, Brown & Root and some of their subsidiaries; and agreement with the attorneys representing current asbestos claimants with respect to, and completion and mailing of, a disclosure statement explaining the pre-packaged plan of reorganization to the more than 347,000 current claimants;

              - arrangement of financing on terms acceptable to us to fund the cash amounts to be paid in the settlement;

              -   Halliburton board approval;

              - obtaining affirmative votes to the plan of reorganization from at least the required 75% of known present asbestos claimants and from a requisite number of silica claimants needed to complete the plan of reorganization; and

              - obtaining final and non-appealable bankruptcy court approval and federal district court confirmation of the plan of reorganization.

         Because we do not believe the settlement is currently probable as defined by Statement of Financial Standards No. 5, we have continued to establish our accruals in accordance with the analysis performed by Dr. Rabinovitz. However, as a result of the settlement and the payment amounts contemplated thereby, we believed it appropriate to adjust our accrual to use the upper end of the range of probable and reasonably estimable liabilities for current and future asbestos liabilities contained in Dr. Rabinovitz's study, which estimated liabilities through 2052 and assumed the more recent two-year elevated rate of claim filings in projecting the rate of future claims.

         As a result, in the fourth quarter of 2002, we have determined that the best estimate of the probable loss is the $3.5 billion estimate in Dr. Rabinovitz's study, and accordingly, we have increased our accrual for probable and reasonably estimable liabilities for current and future asbestos and silica claims to $3.4 billion.

         INSURANCE. In 2002, we retained Peterson Consulting, a nationally-recognized consultant in asbestos liability and insurance, to work with us to project the amount of insurance recoveries probable in light of the projected current and future liabilities accrued by us. Using Dr. Rabinovitz's projection of liabilities through 2052 using the two-year elevated rate of asbestos claim filings, Peterson Consulting assisted us in conducting an analysis to determine the amount of insurance that we estimate is probable that we will recover in relation to the projected claims and defense costs. In conducting this analysis, Peterson Consulting:

              - reviewed DII Industries historical course of dealings with its insurance companies concerning the payment of asbestos-related claims, including DII Industries 15 year litigation and settlement history;

              - reviewed our insurance coverage policy database containing information on key policy terms as provided by outside counsel;

              - reviewed the terms of DII Industries prior and current coverage-in-place settlement agreements;

              - reviewed the status of DII Industries and Kellogg, Brown & Root's current insurance-related lawsuits and the various legal positions of the parties in those lawsuits in relation to the developed and developing case law and the historic positions taken by insurers in the earlier filed and settled lawsuits;

              -   engaged in discussions with our counsel; and

              - analyzed publicly-available information concerning the ability of the DII Industries insurers to meet their obligations.

         Based on that review, analyses and discussions, Peterson Consulting assisted us in making judgments concerning insurance coverage that we believe are reasonable and consistent with our historical course of dealings with our insurers and the relevant case law to determine the probable insurance recoveries for asbestos liabilities. This analysis factored in the probable effects of self-insurance features, such as self-insured retentions, policy exclusions, liability caps and the financial status of applicable insurers, and various judicial determinations relevant to the applicable insurance programs. The analysis of Peterson Consulting is based on its best judgment and information provided by us.

         PROBABLE INSURANCE RECOVERIES. Based on this analysis of the probable insurance recoveries, in the second quarter of 2002, we recorded a receivable of $1.6 billion for probable insurance recoveries.

         In connection with our adjustment of our accrual for asbestos liability and defense costs in the fourth quarter of 2002, Peterson Consulting assisted us in re-evaluating our receivable for insurance recoveries deemed probable through 2052, assuming $3.5 billion of liabilities for current and future asbestos claims using the same factors cited above through that date. Based on Peterson Consulting analysis of the probable insurance recoveries, we increased our insurance receivable to $2.1 billion as of the fourth quarter of 2002. The insurance receivable recorded by us does not assume any recovery from insolvent carriers and assumes that those carriers which are currently solvent will continue to be solvent throughout the period of the applicable recoveries in the projections. However, there can be no assurance that these assumptions will be correct. These insurance receivables do not exhaust the applicable insurance coverage for asbestos-related liabilities.

         CURRENT ACCRUALS. The current accrual of $3.4 billion for probable and reasonably estimable liabilities for current and future asbestos and silica claims and the $2.1 billion in insurance receivables are included in noncurrent assets and liabilities due to the extended time periods involved to settle claims. In the second quarter of 2002, we recorded a pretax charge of $483 million, and, in the fourth quarter of 2002, we recorded a pretax charge of $799 million ($675 million after-tax).

         In the fourth quarter of 2002, we recorded pretax charges of $232 million ($212 million after-tax) for claims related to Brown & Root construction and renovation projects under the Engineering and Construction Group segment. The balance of $567 million ($463 million after-tax) related to claims associated with businesses no longer owned by us and was recorded as discontinued operations. The low effective tax rate on the asbestos charge is due to the recording of a valuation allowance against the United States Federal deferred tax asset associated with the accrual as the deferred tax asset may not be fully realizable based upon future taxable income projections.

         The total estimated claims through 2052, including the 347,000 current open claims, are approximately one million. A summary of our accrual for all claims and corresponding insurance recoveries is as follows:

                                                                           December 31
                                                                  ----------------------------
Millions of dollars                                                2002                2001
----------------------------------------------------------------------------------------------
Gross liability - beginning balance                               $   737            $     80
     Accrued liability                                              2,820                 696
     Payments on claims                                              (132)                (39)
---------------------------------------------------------------------------------------------
Gross liability - ending balance                                  $ 3,425            $    737
=============================================================================================

Estimated insurance recoveries:
     Highlands Insurance Company - beginning balance              $   (45)           $    (39)
         Accrued insurance recoveries                                   -                 (18)
         Write-off of recoveries                                       45                   -
         Insurance billings                                             -                  12
---------------------------------------------------------------------------------------------
     Highlands Insurance Company - ending balance                       -            $    (45)
=============================================================================================

     Other insurance carriers - beginning balance                 $  (567)           $    (12)
         Accrued insurance recoveries                              (1,530)               (563)
         Insurance billings                                            38                   8
---------------------------------------------------------------------------------------------
     Other insurance carriers - ending balance                    $(2,059)           $   (567)
=============================================================================================
Total estimated insurance recoveries                              $(2,059)           $   (612)
=============================================================================================
Net liability for known asbestos claims                           $ 1,366            $    125
=============================================================================================

         Accounts receivable for billings to insurance companies for payments made on asbestos claims were $44 million at December 31, 2002, and $18 million at December 31, 200l, excluding $35 million in accounts receivable written off at the conclusion of the Highlands litigation.

         POSSIBLE ADDITIONAL ACCRUALS. When and if the currently proposed global settlement becomes probable under SFAS No. 5, we would increase our accrual for probable and reasonably estimable liabilities for current and future asbestos claims up to $4.0 billion, reflecting the amount in cash and notes we would pay to fund the settlement combined with the value of 59.5 million shares of Halliburton common stock using $18.71, which was trading value of the stock at the end of the fourth quarter of 2002. In addition, at such time as the settlement becomes probable, we would adjust our accrual for liabilities for current and future asbestos claims and we would expect to increase the amount of our insurance receivables to $2.3 billion. As a result, we would record at such time an additional pretax charge of $322 million ($288 million after-tax). Beginning in the first quarter in which the settlement becomes probable, the accrual would then be adjusted from period to period based on positive and negative changes in the market price of our common stock until the payment of the shares into the trust.

         CONTINUING REVIEW. Projecting future events is subject to many uncertainties that could cause the asbestos-related liabilities and insurance recoveries to be higher or lower than those projected and booked such as:

              - the number of future asbestos-related lawsuits to be filed against DII Industries and Kellogg, Brown & Root;

              -   the average cost to resolve such future lawsuits;

              - coverage issues among layers of insurers issuing different policies to different policyholders over extended periods of time;

              - the impact on the amount of insurance recoverable in light of the Harbison-Walker and Federal-Mogul bankruptcies; and

              -   the continuing solvency of various insurance companies.

         Given the inherent uncertainty in making future projections, we plan to have the projections of current and future asbestos and silica claims periodically reexamined, and we will update them if needed based on our experience and other relevant factors such as changes in the tort system, the resolution of the bankruptcies of various asbestos defendants and the probability of our settlement of all claims becoming effective. Similarly, we will re-evaluate our projections concerning our probable insurance recoveries in light of any updates to Dr. Rabinovitz's projections, developments in DII Industries and Kellogg, Brown & Root's various lawsuits against its insurance companies and other developments that may impact the probable insurance.

         BARRACUDA-CARATINGA PROJECT. In June 2000, KBR entered into a contract with the project owner, Barracuda & Caratinga Leasing Company B.V., to develop the Barracuda and Caratinga crude oil fields, which are located off the coast of Brazil. The project manager and owner representative is Petrobras, the Brazilian national oil company. When completed, the project will consist of two converted supertankers which will be used as floating production, storage and offloading platforms, or FPSO's, 33 hydrocarbon production wells, 18 water injection wells, and all sub-sea flow lines and risers necessary to connect the underwater wells to the FPSO's.

         KBR's performance under the contract is secured by:

              - two performance letters of credit, which together have an available credit of approximately $261 million and which represent approximately 10% of the contract amount, as amended to date by change orders;

              - a retainage letter of credit in an amount equal to $121 million as of December 31, 2002 and which will increase in order to continue to represent 10% of the cumulative cash amounts paid to KBR; and

              - a guarantee of KBR's performance of the agreement by Halliburton Company in favor of the project owner.

         The project owner has procured project finance funding obligations from various banks to finance the payments due to KBR under the contract.

         As of December 31, 2002, the project was approximately 63% complete and KBR had recorded a loss of $117 million related to the project. The probable unapproved claims included in determining the loss on the project were $182 million as of December 31, 2002. The claims for the project most likely will not be settled within one year. Accordingly, probable unapproved claims of $115 million at December 31, 2002 have been recorded to long-term unbilled work on uncompleted contracts. Those amounts are included in "Other assets" on the balance sheet. KBR has asserted claims for compensation substantially in excess of $182 million. The project owner, through its project manager, Petrobras, has denied responsibility for all such claims. Petrobras has, however, agreed in principle to the scope, but not yet the amount, of issues valued by KBR of approximately $29 million which are not related to the $182 million in probable unapproved claims. Additionally we are in discussion with Petrobras about responsibility for $78 million of new tax costs that were not foreseen in the contract price.

         KBR expects the project will likely be completed more than 12 months later than the original contract completion date. KBR believes that the project's delay is due primarily to the actions of Petrobras. In the event that any portion of the delay is determined to be attributable to KBR and any phase of the project is completed after the milestone dates specified in the contract, KBR could be required to pay liquidated damages. These damages would be calculated on an escalating basis of up to $1 million per day of delay caused by KBR subject to a total cap on liquidated damages of 10% of the final contract amount (yielding a cap of approximately $263 million as of December 31, 2002). We are in discussions with Petrobras regarding a settlement of the amount of unapproved claims. There can be no assurance that we will reach any settlement regarding these claims. We expect any settlement, if reached, will result in a schedule extension that would eliminate liability for liquidated damages based on the currently forecasted schedule. We have not accrued any amounts for liquidated damages, since we consider the imposition of liquidated damages to be unlikely.

         The project owner currently has no other committed source of funding on which we can necessarily rely other than the project finance funding for the project. If the banks cease to fund the project, the project owner may not have the ability to continue to pay KBR for its services. The original bank documents provide that the banks are not obligated to continue to fund the project if the project has been delayed for more than 6 months. In November 2002, the banks agreed to extend the 6-month period to 12 months. Other provisions in the bank documents may provide for additional time extensions. However, delays beyond 12 months may require bank consent in order to obtain additional funding. While we believe the banks have an incentive to complete the financing of the project, there is no assurance that they would do so. If the banks did not consent to extensions of time or otherwise ceased funding the project, we believe that Petrobras would provide for or secure other funding to complete the project, although there is no assurance that it would do so. To date, the banks have made funds available, and the project owner has continued to disburse funds to KBR as payment for its work on the project even though the project completion has been delayed. In the event that KBR is alleged to be in default under the contract, the project owner may assert a right to draw upon the letters of credit. If the letters of credit were drawn, KBR would be required to fund the amount of the draw to the issuing bank. In the event that KBR was determined after an arbitration proceeding to have been in default under the contract, and if the project was not completed by KBR as a result of such default (i.e., KBR's services are terminated as a result of such default), the project owner may seek direct damages (including completion costs in excess of the contract price and interest on borrowed funds, but excluding consequential damages) against KBR for up to $500 million plus the return of up to $300 million in advance payments that would otherwise have been credited back to the project owner had the contract not been terminated.

         In addition, although the project financing includes borrowing capacity in excess of the original contract amount, only $250 million of this additional borrowing capacity is reserved for increases in the contract amount payable to KBR and its subcontractors other than Petrobras. Because our claims, together with change orders that are currently under negotiation, exceed this amount, we cannot give assurance that there is adequate funding to cover current or future KBR claims. Unless the project owner provides additional funding or permits us to defer repayment of the $300 million advance, and assuming the project owner does not allege default on our part, we may be obligated to fund operating cash flow shortages over the remaining project life in an amount we currently estimate to be up to approximately $400 million.

         The possible Chapter 11 pre-packaged bankruptcy filing by KBR in connection with the settlement of its asbestos claims would constitute an event of default under the loan documents with the banks unless waivers are obtained. KBR believes that it is unlikely that the banks will exercise any right to cease funding given the current status of the project and the fact that a failure to pay KBR may allow KBR to cease work on the project without Petrobras having a readily available substitute contractor.

         KBR and Petrobras are currently attempting to resolve any disputes through ongoing negotiations between the parties and each has appointed a high-level team for this purpose.

         SECURITIES AND EXCHANGE COMMISSION ("SEC") INVESTIGATION AND FORTUNE 500 REVIEW. In late May 2002, we received a letter from the Fort Worth District Office of the Securities and Exchange Commission stating that it was initiating a preliminary inquiry into some of our accounting practices. In mid-December 2002, we were notified by the SEC that a formal order of investigation had been issued. Since that time, the SEC has issued subpoenas calling for the production of documents and requiring the appearance of a number of witnesses to testify regarding those accounting practices, which relate to the recording of revenues associated with cost overruns and unapproved claims on long-term engineering and construction projects. Throughout the informal inquiry and during the pendency of the formal investigation, we have provided approximately 300,000 documents to the SEC. The production of documents is essentially complete and the process of providing witnesses to testify is ongoing. To our knowledge, the SEC's investigation has focused on the compliance with generally accepted accounting principles of our recording of revenues associated with cost overruns and unapproved claims for long-term engineering and construction projects, and the disclosure of our accrual practice. Accrual of revenue from unapproved claims is an accepted and widely followed accounting practice for companies in the engineering and construction business. Although we accrued revenue related to unapproved claims in 1998, we first made disclosures regarding the accruals in our 1999 Annual Report on Form 10-K. We believe we properly applied the required methodology of the American Institute of Certified Public Accountants' Statement of Position 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts," and satisfied the relevant criteria for accruing this revenue, although the SEC may conclude otherwise.

         On December 21, 2001, the SEC's Division of Corporation Finance announced that it would review the annual reports of all Fortune 500 companies that file periodic reports with the SEC. We received the SEC's initial comments in letter form dated September 20, 2002 and responded on October 31, 2002. Since then, we have received and responded to three follow-up sets of comments, most recently in March 2003.

         SECURITIES AND RELATED LITIGATION. On June 3, 2002, a class action lawsuit was filed against us in the United States District Court for the Northern District of Texas on behalf of purchasers of our common stock alleging violations of the federal securities laws. After that date, approximately twenty similar class actions were filed against us in that or other federal district courts. Several of those lawsuits also named as defendants Arthur Andersen, LLP ("Arthur Andersen"), our independent accountants for the period covered by the lawsuit, and several of our present or former officers and directors. Those lawsuits allege that we violated federal securities laws in failing to disclose a change in the manner in which we accounted for revenues associated with unapproved claims on long-term engineering and construction contracts, and that we overstated revenue by accruing the unapproved claims. One such action was subsequently dismissed voluntarily, without prejudice, upon motion by the filing plaintiff. The federal securities fraud class actions have all been transferred to the U.S. District Court for the Northern District of Texas and consolidated before the Honorable Judge David Godbey. The amended consolidated class action complaint in that case, styled Richard Moore v. Halliburton, was scheduled to be filed in February 2003, but that date has been extended by agreement of the parties. It is unclear as of this time when the amended consolidated class action complaint will be filed. However, we believe that we have meritorious defenses to the claims and intend to vigorously defend against them.

         Another case, also filed in the United States District Court for the Northern District of Texas on behalf of three individuals, and based upon the same revenue recognition practices and accounting treatment that is the subject of the securities class actions, alleges only common law and statutory fraud in violation of Texas state law. We moved to dismiss that action on October 24, 2002, as required by the court's scheduling order, on the bases of lack of federal subject matter jurisdiction and failure to plead with that degree of particularity required by the rules of procedure. That motion has now been fully briefed and is before the court awaiting ruling.

         In addition to the securities class actions, one additional class action, alleging violations of ERISA in connection with the Company's Benefits Committee's purchase of our stock for the accounts of participants in our 401
(k) retirement plan during the period we allegedly knew or should have known that our revenue was overstated as a result of the accrual of revenue in connection with unapproved claims, was filed and subsequently voluntarily dismissed.

         Finally, on October 11, 2002, a shareholder derivative action against present and former directors and our former CFO was filed alleging breach of fiduciary duty and corporate waste arising out of the same events and circumstances upon which the securities class actions are based. We have moved to dismiss that action and a hearing on that motion is presently scheduled to take place in March 2003. We believe the action is without merit and we intend to vigorously defend it.

         BJ SERVICES COMPANY PATENT LITIGATION. On April 12, 2002, a federal court jury in Houston, Texas, returned a verdict against Halliburton Energy Services, Inc. in a patent infringement lawsuit brought by BJ Services Company, or BJ. The lawsuit alleged that our Phoenix fracturing fluid infringed a patent issued to BJ in January 2000 for a method of well fracturing using a specific fracturing fluid. The jury awarded BJ approximately $98 million in damages, plus pre-judgment interest, which was less than one-quarter of BJ's claim at the beginning of the trial. A total of $102 million was accrued in the first quarter, which was comprised of the $98 million judgment and $4 million in pre-judgment interest costs. The jury also found that there was no intentional infringement by Halliburton Energy Services, Inc.. As a result of the jury's determination of infringement, the court has enjoined us from further use of our Phoenix fracturing fluid. We have posted a supersedeas bond in the amount of approximately $107 million to cover the damage award, pre-judgment and post-judgment interest, and awardable costs. We timely appealed the judgment and the appeal has now been fully briefed and we are awaiting notice of a date of hearing before the United States Court of Appeals for the Federal Circuit, which hears all appeals of patent cases. While we believe we have a valid basis for appeal and intend to vigorously pursue our appeal, any favorable outcome from that appeal is not assured. We have alternative products to use in our fracturing operations, and do not expect the loss of the use of the Phoenix fracturing fluid to have a material adverse impact on our overall energy services business.

         ANGLO-DUTCH (TENGE). We have been sued in the District Court of Harris County, Texas by Anglo-Dutch (Tenge) L.L.C. and Anglo-Dutch Petroleum International, Inc. for allegedly breaching a confidentiality agreement related to an investment opportunity we considered in the late 1990s in an oil field in the former Soviet republic of Kazakhstan. While we believe the claims raised in that lawsuit are without merit and are vigorously defending against them, the plaintiffs have announced their intention to seek approximately $680 million in damages. We have moved for summary judgment and a hearing on that motion was held on March 12, 2003. The court's ruling on this motion is still pending. Trial is set for April 21, 2003.

         IMPROPER PAYMENTS REPORTED TO THE SECURITIES AND EXCHANGE COMMISSION. We have reported to the SEC that one of our foreign subsidiaries operating in Nigeria made improper payments of approximately $2.4 million to an entity owned by a Nigerian national who held himself out as a tax consultant when in fact he was an employee of a local tax authority. The payments were made to obtain favorable tax treatment and clearly violated our Code of Business Conduct and our internal control procedures. The payments were discovered during an audit of the foreign subsidiary. We have conducted an investigation assisted by outside legal counsel. Based on the findings of the investigation we have terminated several employees. None of our senior officers were involved. We are cooperating with the SEC in its review of the matter. We plan to take further action to ensure that our foreign subsidiary pays all taxes owed in Nigeria, which may be as much as an additional $3 million, which amount was fully accrued as of March 31, 2002. The integrity of our Code of Business Conduct and our internal control procedures are essential to the way we conduct business.

         ENVIRONMENTAL. We are subject to numerous environmental, legal and regulatory requirements related to our operations worldwide. In the United States, these laws and regulations include the Comprehensive Environmental Response, Compensation and Liability Act, the Resources Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act and the Toxic Substances Control Act, among others. In addition to the federal laws and regulations, states where we do business may have equivalent laws and regulations by which we must also abide. We evaluate and address the environmental impact of our operations by assessing and remediating contaminated properties in order to avoid future liabilities and comply with environmental, legal and regulatory requirements. On occasion, we are involved in specific environmental litigation and claims, including the remediation of properties we own or have operated as well as efforts to meet or correct compliance-related matters.

         We do not expect costs related to these remediation requirements to have a material adverse effect on our consolidated financial position or our results of operations. Our accrued liabilities for environmental matters were $48 million as of December 31, 2002 and $49 million as of December 31, 2001. The liability covers numerous properties and no individual property accounts for more than 10% of the current liability balance. In some instances, we have been named a potentially responsible party by a regulatory agency, but in each of those cases, we do not believe we have any material liability. We have subsidiaries that have been named as potentially responsible parties along with other third parties for ten federal and state superfund sites for which we have established liabilities. As of December 31, 2002, those ten sites accounted for $8 million of our total $48 million liability.

         LETTERS OF CREDIT. In the normal course of business, we have agreements with banks under which approximately $1.4 billion of letters of credit or bank guarantees were issued, including $204 million which relate to our joint ventures' operations. Effective October 9, 2002, we amended an agreement with banks under which $261 million of letters of credit have been issued. The amended agreement removes the provision that previously allowed the banks to require collateralization if ratings of Halliburton debt fell below investment grade ratings. The revised agreements include provisions that require us to maintain ratios of debt to total capital and of total earnings before interest, taxes, depreciation and amortization to interest expense. The definition of debt includes our asbestos liability. The definition of total earnings before interest, taxes, depreciation and amortization excludes any non-cash charges related to the proposed global asbestos settlement through December 31, 2003.

         If our debt ratings fall below investment grade, we would be in technical breach of a bank agreement covering another $160 million of letters of credit at December 31, 2002, which might entitle the bank to set-off rights. In addition, a $151 million letter of credit line, of which $121 million has been issued, includes provisions that allow the bank to require cash collateralization for the full line if debt ratings of either rating agency fall below the rating of BBB by Standard & Poor's or Baa2 by Moody's Investors' Services. These letters of credit and bank guarantees generally relate to our guaranteed performance or retention payments under our long-term contracts and self-insurance.

         In the past, no significant claims have been made against letters of credit we have issued. We do not anticipate material losses to occur as a result of these financial instruments.

         LIQUIDATED DAMAGES. Many of our engineering and construction contracts have milestone due dates that must be met or we may be subject to penalties for liquidated damages if claims are asserted and we were responsible for the delays. These generally relate to specified activities within a project by a set contractual date or achievement of a specified level of output or throughput of a plant we construct. Each contract defines the conditions under which a customer may make a claim for liquidated damages. In most instances, liquidated damages are never asserted by the customer but the potential to do so is used in negotiating claims and closing out the contract. We had not accrued a liability for $364 million at December 31, 2002 and $97 million at December 31, 2001 of possible liquidated damages as we consider the imposition of liquidated damages to be unlikely. We believe we have valid claims for schedule extensions against the customers which would eliminate any liability for liquidated damages. Of the total liquidated damages, $263 million at December 31, 2002 and $77 million at December 31, 2001 relate to unasserted liquidated damages for the Barracuda-Caratinga project. The estimated schedule impact of change orders requested by the customer is expected to cover approximately one-half of the $263 million exposure at December 31, 2002 and claims for schedule extension are expected to cover the remaining exposure.

         OTHER. We are a party to various other legal proceedings. We expense the cost of legal fees related to these proceedings as incurred. We believe any liabilities we may have arising from these proceedings will not be material to our consolidated financial position or results of operations.

NOTE 13. INCOME (LOSS) PER SHARE

Millions of dollars and shares except per share data              2002          2001           2000
-----------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before
  change in accounting method, net                              $  (346)      $   551        $    188
=====================================================================================================

Basic weighted average shares                                       432           428             442
Effect of common stock equivalents                                    -             2               4
-----------------------------------------------------------------------------------------------------
Diluted weighted average shares                                     432           430             446
=====================================================================================================

Income (loss) per common share from continuing operations
  before change in accounting method, net:
Basic                                                           $ (0.80)      $  1.29        $   0.42
=====================================================================================================
Diluted                                                         $ (0.80)      $  1.28        $   0.42
=====================================================================================================

         Basic income (loss) per share is based on the weighted average number of common shares outstanding during the period. Diluted income (loss) per share includes additional common shares that would have been outstanding if potential common shares with a dilutive effect had been issued. For 2002, we have used the basic weighted average shares in the calculation as the effect of the common stock equivalents would be antidilutive based upon the net loss from continuing operations. Included in the computation of diluted income per share in 2001 and 2000 are rights we issued in connection with the PES acquisition for between 850,000 and 2.1 million shares of Halliburton common stock. Excluded from the computation of diluted income per share are options to purchase 10 million shares of common stock in 2001 and 1 million shares in 2000. These options were outstanding during these years, but were excluded because the option exercise price was greater than the average market price of the common shares.

NOTE 14. REORGANIZATION OF BUSINESS OPERATIONS

         On March 18, 2002 we announced plans to restructure our businesses into two operating subsidiary groups, the Energy Services Group and the Engineering and Construction Group. As part of this reorganization, we separated and consolidated the entities in our Energy Services Group together as direct and indirect subsidiaries of Halliburton Energy Services, Inc. We also separated and consolidated the entities in our Engineering and Construction Group together as direct and indirect subsidiaries of the former Dresser Industries, Inc., which became a limited liability company during the second quarter of 2002 and was renamed DII Industries. The reorganization of subsidiaries facilitated the separation, organizationally and financially of our business groups, which we believe will significantly improve operating efficiencies in both, while streamlining management and easing manpower requirements. In addition, many support functions, which were previously shared, were moved into the two business groups. As a result, we took actions during 2002 to reduce our cost structure by reducing personnel, moving previously shared support functions into the two business groups and realigning ownership of international subsidiaries by group.

         In 2002, we incurred costs related to the restructuring of approximately $107 million which consisted of the following:

              -   $64 million in personnel related expense;

              -   $17 million of asset related write-downs;

              -   $20 million in professional fees related to the restructuring;
                  and

              -   $6 million related to contract terminations.

         Of this amount, $8 million remains in accruals for severance arrangements and approximately $2 million for other items. We expect these remaining payments will be made during 2003.

         Although we have no specific plans currently, the reorganization would facilitate separation of the ownership of the two business groups in the future if we identify an opportunity that produces greater value for our shareholders than continuing to own both business groups.

         In the fourth quarter of 2000 we approved a plan to reorganize our engineering and construction businesses into one business unit. This restructuring was undertaken because our engineering and construction businesses continued to experience delays in customer commitments for new upstream and downstream projects. With the exception of deepwater projects, short-term prospects for increased engineering and construction activities in either the upstream or downstream businesses were not positive. As a result of the reorganization of the engineering and construction businesses, we took actions to rationalize our operating structure including write-offs of equipment and licenses of $10 million, engineering reference designs of $4 million, capitalized software of $6 million, and recorded severance costs of $16 million. Of these charges, $30 million was reflected under the captions Cost of services and $6 million as General and administrative in our 2000 consolidated statements of income. Severance and related costs of $16 million were for the reduction of approximately 30 senior management positions. In January 2002, the last of the personnel actions was completed and we have no remaining accruals related to the 2000 restructuring.

NOTE 15. CHANGE IN ACCOUNTING METHOD

         In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangible Assets." Effective January 1, 2002, goodwill is no longer amortized but is tested for impairment as set forth in the statement. We now perform our goodwill impairment test for each of our reporting units in accordance with SFAS No. 142 and those tests indicate that none of the goodwill we currently have recorded is impaired. Amortization of goodwill for 2001 totaled $42 million pretax and $38 million after-tax.

         In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" which requires the purchase method of accounting for business combination transactions initiated after June 30, 2001. The statement requires that goodwill recorded on acquisitions completed prior to July 1, 2001 be amortized through December 31, 2001. Goodwill amortization is precluded on acquisitions completed after June 30, 2001. We ceased amortization of goodwill on December 31, 2001.

NOTE 16. INCOME TAXES

         The components of the (provision) benefit for income taxes are:

                                                        Years ended December 31
                                                --------------------------------------
Millions of dollars                               2002           2001           2000
--------------------------------------------------------------------------------------
Current income taxes:
Federal                                         $     71      $   (146)       $   (16)
Foreign                                             (173)         (157)          (114)
State                                                  4           (20)            (5)
-------------------------------------------------------------------------------------
Total                                                (98)         (323)          (135)
-------------------------------------------------------------------------------------
Deferred income taxes:
Federal                                              (11)          (58)           (20)
Foreign and state                                     29            (3)            26
-------------------------------------------------------------------------------------
Total                                                 18           (61)             6
-------------------------------------------------------------------------------------
Total continuing operations                     $    (80)     $   (384)       $  (129)
-------------------------------------------------------------------------------------
Discontinued operations:
     Current income taxes                             21           (15)           (60)
     Deferred income taxes                           133            35              -
Disposal of discontinued operations                    -          (199)          (141)
-------------------------------------------------------------------------------------
Total                                           $     74      $   (563)       $  (330)
=====================================================================================

         Included in the current (provision) benefit for income taxes are foreign tax credits of $89 million in 2002, $106 million in 2001 and $113 million in 2000. The United States and foreign components of income before income taxes, minority interests, discontinued operations, and change in accounting method are as follows:

                                Years ended December 31
                          ---------------------------------
Millions of dollars         2002         2001         2000
-----------------------------------------------------------
United States             $   (537)     $    565     $  128
Foreign                        309           389        207
-----------------------------------------------------------
Total                     $   (228)     $    954     $  335
===========================================================

         The primary components of our deferred tax assets and liabilities and the related valuation allowances, including federal deferred tax assets of discontinued operations are as follows:

                                                           December 31
                                                    ------------------------
Millions of dollars                                    2002            2001
----------------------------------------------------------------------------
Gross deferred tax assets:
    Employee compensation and benefits              $    282        $    214
    Capitalized research and experimentation              75              46
    Accrued liabilities                                  102             121
    Insurance accruals                                    78              82
    Construction contract accounting methods             114             100
    Inventory                                             46              53
    Asbestos and silica related liabilities            1,201             258
    Intercompany profit                                   32              54
    Net operating loss carryforwards                      81              44
    Foreign tax credit carryforward                       49               -
    AMT credit carryforward                                5               -
    Intangibles                                            6              18
    Allowance for bad debt                                40              36
    Other                                                 23              41
----------------------------------------------------------------------------
      Total                                         $  2,134        $  1,067
----------------------------------------------------------------------------
Gross deferred tax liabilities:
    Insurance for asbestos and silica related
         liabilities                                $    724        $    214
    Depreciation and amortization                        188             106
    Nonrepatriated foreign earnings                       36              36
    All other                                             13             101
----------------------------------------------------------------------------
      Total                                         $    961        $    457
----------------------------------------------------------------------------
Valuation allowances:
    Net operating loss carryforwards                $     77        $     38
    Future tax attributes related to asbestos
         litigation                                      233               -
    Foreign tax credit limitation                         49               -
    All other                                              7               8
----------------------------------------------------------------------------
      Total                                              366              46
----------------------------------------------------------------------------
Net deferred income tax asset                       $    807        $    564
============================================================================

         We have $158 million of net operating loss carryforwards that expire from 2003 through 2011 and net operating loss carryforwards of $71 million with indefinite expiration dates. The federal alternative minimum tax credits are available to reduce future U.S. federal income taxes on an indefinite basis.

         We have accrued for the potential repatriation of undistributed earnings of our foreign subsidiaries and consider earnings above the amounts on which tax has been provided to be permanently reinvested. While these additional earnings could become subject to additional tax if repatriated, repatriation is not anticipated. Any additional amount of tax is not practicable to estimate.

         We have established a $49 million valuation allowance against the 2002 foreign tax credit carryovers, on the basis that we believe these credits will not be utilized in the statutory carryover period. We also have recorded a $233 million valuation allowance on the asbestos liabilities based on the anticipated impact of the future asbestos deductions on our ability to utilize future foreign tax credits. We anticipate that a portion of the asbestos deductions will displace future foreign tax credits and those credits will expire unutilized.

         Pension liability adjustment included in Other comprehensive income is net of a tax benefit of $69 million in 2002, and $15 million in 2001.

         Reconciliations between the actual provision for income taxes and that computed by applying the United States statutory rate to income from continuing operations before income taxes and minority interest are as follows:

                                                                     Years ended December 31
                                                               ----------------------------------
Millions of dollars                                              2002         2001         2000
-------------------------------------------------------------------------------------------------
(Provision) benefit computed at statutory rate                 $    83      $  (334)     $  (117)
Reductions (increases) in taxes resulting from:
    Rate differentials on foreign earnings                          (4)         (32)         (14)
    State income taxes, net of federal income tax benefit            2          (13)          (3)
    Prior years                                                     33            -            -
    Loss on disposals of equity method investee                    (28)           -            -
    Non-deductible goodwill                                          -          (11)         (11)
    Valuation allowance                                           (163)           -            -
    Other items, net                                                (3)           6           16
------------------------------------------------------------------------------------------------
    Total continuing operations                                    (80)        (384)        (129)
Discontinued operations                                            154           20          (60)
Disposal of discontinued operations                                  -         (199)        (141)
------------------------------------------------------------------------------------------------
    Total                                                      $    74      $  (563)     $  (330)
================================================================================================

         We have recognized a $114 million valuation allowance in continuing operations and $119 million in discontinued operations associated with the asbestos charges net of insurance recoveries. In addition, continuing operations has recorded a valuation allowance of $49 million related to potential excess foreign tax credit carryovers. Further, our impairment loss on Bredero-Shaw cannot be fully benefited for tax purposes due to book and tax basis differences in that investment and the limited benefit generated by a capital loss carryback. Settlement of unrealized prior period tax exposures had a favorable impact to the overall tax rate.

         Exclusive of the asbestos and silica charges net of insurance recoveries and the impairment loss on Bredero-Shaw, our 2002 effective tax rate from continuing operations would be 38.9% for fiscal 2002 compared to 40.3% in 2001.

NOTE 17. COMMON STOCK

         Our 1993 Stock and Long-Term Incentive Plan provides for the grant of any or all of the following types of awards:

              - stock options, including incentive stock options and non-qualified stock options;

              - stock appreciation rights, in tandem with stock options or freestanding;

              -   restricted stock;

              -   performance share awards; and

              -   stock value equivalent awards.

Under the terms of the 1993 Stock and Long-Term Incentive Plan as amended, 49 million shares of common stock have been reserved for issuance to key employees. The plan specifies that no more than 16 million shares can be awarded as restricted stock. At December 31, 2002, 19 million shares were available for future grants under the 1993 Stock and Long-Term Incentive Plan of which 10 million shares remain available for restricted stock awards.

         In connection with the acquisition of Dresser Industries, Inc. in 1998, we assumed the outstanding stock options under the stock option plans maintained by Dresser Industries, Inc. Stock option transactions summarized below include amounts for the 1993 Stock and Long-Term Incentive Plan and stock plans of Dresser Industries, Inc. and other acquired companies. No further awards are being made under the stock plans of acquired companies.

         The following table represents our stock options granted, exercised and forfeited during the past three years:

                                       Number of        Exercise       Weighted Average
                                         Shares         Price per       Exercise Price
Stock Options                        (in millions)        Share            per Share
---------------------------------------------------------------------------------------
Outstanding at December 31, 1999         17.1        $  3.10 - 61.50      $   32.03
---------------------------------------------------------------------------------------
  Granted                                 1.7          34.75 - 54.00          41.61
  Exercised                              (3.6)          3.10 - 45.63          25.89
  Forfeited                              (0.5)         12.20 - 54.50          37.13
---------------------------------------------------------------------------------------
Outstanding at December 31, 2000         14.7        $  8.28 - 61.50      $   34.54
---------------------------------------------------------------------------------------
  Granted                                 3.6          12.93 - 45.35          35.56
  Exercised                              (0.7)          8.93 - 40.81          25.34
  Forfeited                              (0.5)         12.32 - 54.50          36.83
---------------------------------------------------------------------------------------
Outstanding at December 31, 2001         17.1        $  8.28 - 61.50      $   35.10
---------------------------------------------------------------------------------------
  Granted                                 2.6           9.10 - 19.75          12.57
  Exercised                               -   *         8.93 - 17.21          11.39
  Forfeited                              (1.2)          8.28 - 54.50          31.94
---------------------------------------------------------------------------------------
Outstanding at December 31, 2002         18.5        $  9.10 - 61.50      $   32.10
=======================================================================================

*   Actual exercises for 2002 were approximately 30,000 shares.

         Options outstanding at December 31, 2002 are composed of the following:

                                  Outstanding                           Exercisable
                  ------------------------------------------    --------------------------
                                     Weighted
                                     Average        Weighted                      Weighted
                    Number of       Remaining       Average       Number of        Average
    Range of         Shares        Contractual      Exercise       Shares         Exercise
Exercise Prices   (in millions)        Life          Price      (in millions)       Price
------------------------------------------------------------------------------------------
$  9.10 - 19.27       3.2             7.4         $  13.41          0.7           $  16.96
$ 19.28 - 30.14       5.1             4.8            27.50          4.8              27.79
$ 30.15 - 39.54       6.3             6.5            37.30          4.8              38.55
$ 39.55 - 61.50       3.9             6.7            45.28          2.2              48.34
------------------------------------------------------------------------------------------
$  9.10 - 61.50      18.5             6.2         $  32.10         12.5           $  34.98
==========================================================================================

         There were 10.7 million options exercisable with a weighted average exercise price of $34.08 at December 31, 2001, and 8.8 million options exercisable with a weighted average exercise price of $32.81 at December 31, 2000.

         All stock options under the 1993 Stock and Long-Term Incentive Plan, including options granted to employees of Dresser Industries, Inc. since its acquisition, are granted at the fair market value of the common stock at the grant date.

         Stock options generally expire 10 years from the grant date. Stock options under the 1993 Stock and Long-Term Incentive Plan vest ratably over a three or four year period. Other plans have vesting periods ranging from three to 10 years. Options under the Non-Employee Directors' Plan vest after six months. Restricted shares awarded under the 1993 Stock and Long-Term Incentive Plan were 1,706,643 in 2002, 1,484,034 in 2001, and 695,692 in 2000. The shares awarded are net of forfeitures of 46,894 in 2002, 170,050 in 2001, and 69,402 in 2000. The weighted average fair market value per share at the date of grant of shares granted was $14.95 in 2002, $30.90 in 2001, and $42.25 in 2000.

         Our Restricted Stock Plan for Non-Employee Directors allows for each non-employee director to receive an annual award of 400 restricted shares of common stock as a part of compensation. We reserved 100,000 shares of common stock for issuance to non-employee directors. Under this plan we issued 4,400 restricted shares in 2002, 4,800 restricted shares in 2001, and 3,600 restricted shares in 2000. At December 31, 2002, 38,000 shares have been issued to non-employee directors under this plan. The weighted average fair market value per share at the date of grant of shares granted was $12.56 in 2002, $34.35 in 2001, and $46.81 in 2000.

         Our Employees' Restricted Stock Plan was established for employees who are not officers, for which 200,000 shares of common stock have been reserved. At December 31, 2002, 152,650 shares (net of 42,750 shares forfeited) have been issued. Forfeitures were 400 in 2002, 800 in 2001, and 6,450 in 2000. No further grants are being made under this plan.

         Under the terms of our Career Executive Incentive Stock Plan, 15 million shares of our common stock were reserved for issuance to officers and key employees at a purchase price not to exceed par value of $2.50 per share. At December 31, 2002, 11.7 million shares (net of 2.2 million shares forfeited) have been issued under the plan. No further grants will be made under the Career Executive Incentive Stock Plan.

         Restricted shares issued under the 1993 Stock and Long-Term Incentive Plan, Restricted Stock Plan for Non-Employee Directors, Employees' Restricted Stock Plan and the Career Executive Incentive Stock Plan are limited as to sale or disposition. These restrictions lapse periodically over an extended period of time not exceeding 10 years. Restrictions may also lapse for early retirement and other conditions in accordance with our established policies. Upon termination of employment, shares in which restrictions have not lapsed must be returned to us, resulting in restricted stock forfeitures. The fair market value of the stock, on the date of issuance, is being amortized and charged to income (with similar credits to paid-in capital in excess of par value) generally over the average period during which the restrictions lapse. At December 31, 2002, the unamortized amount is $75 million. We recognized compensation costs of $38 million in 2002, $23 million in 2001, and $18 million in 2000.

         During 2002, our Board of Directors approved the 2002 Employee Stock Purchase Plan (ESPP) and reserved 12 million shares for issuance. Under the ESPP, eligible employees may have up to 10% of their earnings withheld, subject to some limitations, to be used to purchase shares of our common stock. Unless the Board of Directors shall determine otherwise, each 6-month offering period commences on January 1 and July 1 of each year. The price at which common stock may be purchased under the ESPP is equal to 85% of the lower of the fair market value of the common stock on the commencement date or last trading day of each offering period. There were approximately 541,000 shares sold through the ESPP in 2002.

         On April 25, 2000, our Board of Directors approved plans to implement a share repurchase program for up to 44 million shares. No shares were repurchased in 2002. We repurchased 1.2 million shares at a cost of $25 million in 2001 and
20.4 million shares at a cost of $759 million in 2000.

NOTE 18. SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

         We previously declared a dividend of one preferred stock purchase right on each outstanding share of common stock. The dividend is also applicable to each share of our common stock that was issued subsequent to adoption of the Rights Agreement entered into with Mellon Investor Services LLC. Each preferred stock purchase right entitles its holder to buy one two-hundredth of a share of our Series A Junior Participating Preferred Stock, without par value, at an exercise price of $75. These preferred stock purchase rights are subject to anti-dilution adjustments, which are described in the Rights Agreement entered into with Mellon. The preferred stock purchase rights do not have any voting rights and are not entitled to dividends.

         The preferred stock purchase rights become exercisable in limited circumstances involving a potential business combination. After the preferred stock purchase rights become exercisable, each preferred stock purchase right will entitle its holder to an amount of our common stock, or in some circumstances, securities of the acquirer, having a total market value equal to two times the exercise price of the preferred stock purchase right. The preferred stock purchase rights are redeemable at our option at any time before they become exercisable. The preferred stock purchase rights expire on December 15, 2005. No event during 2002 made the preferred stock purchase rights exercisable.

NOTE 19. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and for Hedging Activities", subsequently amended by SFAS No. 137 and SFAS No. 138. This standard requires entities to recognize all derivatives on the balance sheet as assets or liabilities and to measure the instruments at fair value. Accounting for gains and losses from changes in those fair values is specified in the standard depending on the intended use of the derivative and other criteria. We adopted SFAS No. 133 effective January 2001 and recorded a $1 million after-tax credit for the cumulative effect of adopting the change in accounting method. We do not expect future measurements at fair value under the new accounting method to have a material effect on our financial condition or results of operations.

         FOREIGN EXCHANGE RISK. Techniques in managing foreign exchange risk include, but are not limited to, foreign currency borrowing and investing and the use of currency derivative instruments. We selectively manage significant exposures to potential foreign exchange losses considering current market conditions, future operating activities and the associated cost in relation to the perceived risk of loss. The purpose of our foreign currency risk management activities is to protect us from the risk that the eventual dollar cash flows resulting from the sale and purchase of products and services in foreign currencies will be adversely affected by changes in exchange rates. We do not hold or issue derivative financial instruments for trading or speculative purposes.

         We manage our currency exposure through the use of currency derivative instruments as it relates to the major currencies, which are generally the currencies of the countries for which we do the majority of our international business. These contracts generally have an expiration date of two years or less. Forward exchange contracts, which are commitments to buy or sell a specified amount of a foreign currency at a specified price and time, are generally used to manage identifiable foreign currency commitments. Forward exchange contracts and foreign exchange option contracts, which convey the right, but not the obligation, to sell or buy a specified amount of foreign currency at a specified price, are generally used to manage exposures related to assets and liabilities denominated in a foreign currency. None of the forward or option contracts are exchange traded. While derivative instruments are subject to fluctuations in value, the fluctuations are generally offset by the value of the underlying exposures being managed. The use of some contracts may limit our ability to benefit from favorable fluctuations in foreign exchange rates.

         Foreign currency contracts are not utilized to manage exposures in some currencies due primarily to the lack of available markets or cost considerations (non-traded currencies). We attempt to manage our working capital position to minimize foreign currency commitments in non-traded currencies and recognize that pricing for the services and products offered in these countries should cover the cost of exchange rate devaluations. We have historically incurred transaction losses in non-traded currencies.

         ASSETS, LIABILITIES AND FORECASTED CASH FLOWS DENOMINATED IN FOREIGN CURRENCIES. We utilize the derivative instruments described above to manage the foreign currency exposures related to specific assets and liabilities, which are denominated in foreign currencies; however, we have not elected to account for these instruments as hedges for accounting purposes. Additionally, we utilize the derivative instruments described above to manage forecasted cash flows denominated in foreign currencies generally related to long-term engineering and construction projects. While we enter into these instruments to manage the foreign currency risk on these projects, we have chosen not to seek hedge accounting treatment for these contracts. The fair value of these contracts was immaterial as of the end of 2002 and 2001.

         NOTIONAL AMOUNTS AND FAIR MARKET VALUES. The notional amounts of open forward contracts and options for continuing operations were $609 million at December 31, 2002 and $505 million at December 31, 2001. The notional amounts of our foreign exchange contracts do not generally represent amounts exchanged by the parties, and thus, are not a measure of our exposure or of the cash requirements relating to these contracts. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivatives, such as exchange rates.

         CREDIT RISK. Financial instruments that potentially subject us to concentrations of credit risk are primarily cash equivalents, investments and trade receivables. It is our practice to place our cash equivalents and investments in high-quality securities with various investment institutions. We derive the majority of our revenues from sales and services, including engineering and construction, to the energy industry. Within the energy industry, trade receivables are generated from a broad and diverse group of customers. There are concentrations of receivables in the United States and the United Kingdom. We maintain an allowance for losses based upon the expected collectibility of all trade accounts receivable.

         There are no significant concentrations of credit risk with any individual counterparty related to our derivative contracts. We select counterparties based on their profitability, balance sheet and a capacity for timely payment of financial commitments which is unlikely to be adversely affected by foreseeable events.

         INTEREST RATE RISK. We have several debt instruments outstanding which have both fixed and variable interest rates. We manage our ratio of fixed to variable-rate debt through the use of different types of debt instruments and derivative instruments.

         FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS. The estimated fair market value of long-term debt at year-end for both 2002 and 2001 was $1.3 billion as compared to the carrying amount of $1.5 billion at year-end for both 2002 and 2001. The fair market value of fixed rate long-term debt is based on quoted market prices for those or similar instruments. The carrying amount of variable rate long-term debt approximates fair market value because these instruments reflect market changes to interest rates. See Note 11. The carrying amount of short-term financial instruments, cash and equivalents, receivables, short-term notes payable and accounts payable, as reflected in the consolidated balance sheets approximates fair market value due to the short maturities of these instruments. The currency derivative instruments are carried on the balance sheet at fair value and are based upon third-party quotes. The fair market values of derivative instruments used for fair value hedging and cash flow hedging were immaterial.

NOTE 20. RETIREMENT PLANS

         Our Company and subsidiaries have various plans which cover a significant number of their employees. These plans include defined contribution plans, which provide retirement contributions in return for services rendered, provide an individual account for each participant and have terms that specify how contributions to the participant's account are to be determined rather than the amount of pension benefits the participant is to receive. Contributions to these plans are based on pretax income and/or discretionary amounts determined on an annual basis. Our expense for the defined contribution plans for both continuing and discontinued operations totaled $80 million in 2002 compared to $129 million in 2001 and $140 million in 2000. Other retirement plans include defined benefit plans, which define an amount of pension benefit to be provided, usually as a function of age, years of service or compensation. These plans are funded to operate on an actuarially sound basis. Plan assets are primarily invested in cash, short-term investments, real estate, equity and fixed income securities of entities domiciled in the country of the plan's operation. Plan assets, expenses and obligations for retirement plans in the following tables include both continuing and discontinued operations.

                                                                 2002                             2001
                                                    ------------------------------   ------------------------------
Millions of dollars                                 United States    International   United States    International
-------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                $   140         $  1,968         $   288         $  1,670
Service cost                                                 1               72               2               60
Interest cost                                                9              102              13               89
Plan participants' contributions                             -               14               -               14
Effect of business combinations and new plans                -               70               -                -
Amendments                                                   1               (4)              -                -
Divestitures                                                 -               (5)           (111)             (90)
Settlements/curtailments                                    (1)              (1)            (46)               -
Currency fluctuations                                        -              102               -               15
Actuarial gain/(loss)                                        5              (27)              8              270
Benefits paid                                              (11)             (52)            (14)             (60)
----------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                      $   144         $  2,239         $   140         $  1,968
================================================================================================================

                                                                 2002                             2001
                                                    ------------------------------   ------------------------------
Millions of dollars                                 United States    International   United States    International
-------------------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year         $   130         $  1,827         $   313         $  2,165
Actual return on plan assets                                (6)             (69)            (22)            (294)
Employer contribution                                        1               36               7               30
Settlements                                                 (1)               -             (46)               -
Plan participants' contributions                             -               14               1               14
Effect of business combinations and new plans                -               45               -                -
Divestitures                                                 -               (5)           (109)             (45)
Currency fluctuations                                        -               89               -               15
Benefits paid                                              (11)             (51)            (14)             (58)
----------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year               $   113         $  1,886         $   130         $  1,827
================================================================================================================

Funded status                                          $   (31)        $   (353)        $   (10)        $   (141)
Unrecognized transition obligation/(asset)                   -               (2)             (1)              (3)
Unrecognized actuarial (gain)/loss                          56              477              34              308
Unrecognized prior service cost/(benefit)                    1              (70)             (2)             (96)
----------------------------------------------------------------------------------------------------------------
Net amount recognized                                  $    26         $     52         $    21         $     68
================================================================================================================

         We recognized an additional minimum pension liability for the underfunded defined benefit plans. The additional minimum liability is equal to the excess of the accumulated benefit obligation over plan assets and accrued liabilities. A corresponding amount is recognized as either an intangible asset or a reduction of shareholders' equity. For the year ended December 31, 2002 we recognized $212 million in additional minimum pension liability of which $130 million was recorded as Other comprehensive income, net of tax.


                                                                 2002                             2001
                                                    ------------------------------   ------------------------------
Millions of dollars                                 United States    International   United States    International
-------------------------------------------------------------------------------------------------------------------
AMOUNTS RECOGNIZED IN THE CONSOLIDATED
    BALANCE SHEETS
Prepaid benefit cost                                   $    30         $    102         $     7         $     85
Accrued benefit liability including
    additional minimum liability                           (59)            (250)            (10)             (36)
Intangible asset                                             2               12               1                1
Accumulated other comprehensive income,
    net of tax                                              35              122              15               12
Deferred tax asset                                          18               66               8                6
----------------------------------------------------------------------------------------------------------------
Net amount recognized                                  $    26         $     52         $    21         $     68
================================================================================================================

         Assumed long-term rates of return on plan assets, discount rates for estimating benefit obligations and rates of compensation increases vary for the different plans according to the local economic conditions. The rates used are as follows:

Weighted-average assumptions          2002             2001            2000
-------------------------------------------------------------------------------
Expected return on plan assets:
  United States plans                 9.0%             9.0%            9.0%
  International plans             5.5% to 8.16%    5.5% to 9.0%    3.5% to 9.0%
Discount rate:
  United States plans                 7.0%            7.25%            7.5%
  International plans            5.25% to 20.0%    5.0% to 8.0%    4.0% to 8.0%
Rate of compensation increase:
  United States plans                 4.5%             4.5%            4.5%
  International plans             3.0% to 21.0%    3.0% to 7.0%    3.0% to 7.6%
===============================================================================

                                                 2002                      2001                       2000
                                       -----------------------   -----------------------    -----------------------
                                       United                    United                     United
Millions of dollars                    States    International   States    International    States    International
-------------------------------------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC
    BENEFIT COST
Service cost                           $   1       $     72      $   2        $    60       $   4        $    57
Interest cost                              9            102         13             89          20             87
Expected return on plan assets           (13)          (106)       (18)           (95)        (26)           (99)
Transition amount                          -             (2)         -             (2)          -              -
Amortization of prior service cost        (2)            (6)        (2)            (6)         (1)            (6)
Settlements/curtailments                   -             (2)        16              -          10              -
Recognized actuarial (gain)/loss           1              3         (1)            (9)          -            (10)
----------------------------------------------------------------------------------------------------------------
Net periodic benefit (income) cost     $  (4)      $     61      $  10        $    37       $   7        $    29
================================================================================================================

         The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets as of December 31, 2002 and 2001 are as follows:

Millions of dollars                   2002          2001
---------------------------------------------------------
Projected benefit obligation        $  2,319      $   235
Accumulated benefit obligation      $  2,121      $   215
Fair value of plan assets           $  1,942      $   175
=========================================================

         POSTRETIREMENT MEDICAL PLAN. We offer postretirement medical plans to specific eligible employees. For some plans, our liability is limited to a fixed contribution amount for each participant or dependent. The plan participants share the total cost for all benefits provided above our fixed contribution and participants' contributions are adjusted as required to cover benefit payments. We have made no commitment to adjust the amount of our contributions; therefore, the computed accumulated postretirement benefit obligation amount is not affected by the expected future health care cost inflation rate.

         Other postretirement medical plans are contributory but we generally absorb the majority of the costs. We may elect to adjust the amount of our contributions for these plans. As a result, the expected future health care cost inflation rate affects the accumulated postretirement benefit obligation amount. These plans have assumed health care trend rates (weighted based on the current year benefit obligation) for 2002 of 13% which are expected to decline to 5% by 2007.

         Obligations and expenses for postretirement medical plans in the following tables include both continuing and discontinued operations.

Millions of dollars                                  2002            2001
---------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year            $   157         $   296
Service cost                                             1               2
Interest cost                                           11              15
Plan participants' contributions                        11              12
Settlements/curtailments                                 -            (144)
Actuarial gain                                          33               5
Benefits paid                                          (27)            (29)
--------------------------------------------------------------------------
Benefit obligation at end of year                  $   186         $   157
==========================================================================
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year     $     -         $     -
Employer contribution                                   16              17
Plan participants' contributions                        11              12
Benefits paid                                          (27)            (29)
--------------------------------------------------------------------------
Fair value of plan assets at end of year           $     -         $     -
==========================================================================

Funded status                                      $  (186)        $  (157)
Employer contribution                                    2               2
Unrecognized actuarial gain                             20             (14)
Unrecognized prior service cost                          2               3
--------------------------------------------------------------------------
Net amount recognized                              $  (162)        $  (166)
==========================================================================


Millions of dollars                                  2002            2001
---------------------------------------------------------------------------
AMOUNTS RECOGNIZED IN THE CONSOLIDATED
 BALANCE SHEETS
Accrued benefit liability                          $  (162)        $  (166)
--------------------------------------------------------------------------
Net amount recognized                              $  (162)        $  (166)
==========================================================================

Weighted-average assumptions                    2002        2001        2000
-----------------------------------------------------------------------------
Discount rate                                   7.0%       7.25%        7.50%
----------------------------------------------------------------------------

Millions of dollars                             2002          2001        2000
------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost                                   $    1       $    2       $  3
Interest cost                                      11           15         20
Amortization of prior service cost                  -           (3)        (7)
Settlements/curtailments                            -         (221)         -
Recognized actuarial gain                          (1)          (1)        (1)
-----------------------------------------------------------------------------
Net periodic benefit cost                      $   11       $ (208)      $ 15
=============================================================================

         Assumed health care cost trend rates have a significant effect on the amounts reported for the total of the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                           One-Percentage-Point
                                                          ----------------------
Millions of dollars                                       Increase    (Decrease)
--------------------------------------------------------------------------------
Effect on total of service and interest cost components     $   1       $  (1)
Effect on the postretirement benefit obligation             $  10       $  (9)
================================================================================

NOTE 21. DRESSER INDUSTRIES, INC. FINANCIAL INFORMATION

         Since becoming a wholly owned subsidiary of Halliburton, DII Industries (formerly Dresser Industries, Inc.) has ceased filing periodic reports with the United States Securities and Exchange Commission. DII Industries 8% guaranteed senior notes, which were initially issued by Baroid Corporation, remain outstanding and are fully and unconditionally guaranteed by Halliburton. Under the terms of a Fourth Supplemental Indenture, Halliburton Company in December 2002 assumed as co-obligor the payment of principle and interest on the notes, and the performance of all of the covenants and conditions of the related indenture.

NOTE 22. GOODWILL AND OTHER INTANGIBLE ASSETS

         We adopted the SFAS No. 142 "Goodwill and Other Intangible Assets", and in accordance with the statement, amortization of goodwill has been discontinued. Goodwill for the Energy Service Group was $402 million (net of $118 million accumulated amortization) in 2002, $386 million (net of $118 million accumulated amortization) in 2001, and $310 million (net of $97 million accumulated amortization) in 2000. Goodwill for the Engineering and Construction Group was $321 million (net of $152 million accumulated amortization) in 2002, $334 million (net of $151 million accumulated amortization) in 2001, and $287 million (net of $134 million accumulated amortization) in 2000.

         Had we been accounting for our goodwill under SFAS No. 142 for all periods presented, our net income (loss) and earnings (loss) per share would have been as follows:

                                                   Years ended December 31
                                               ------------------------------
Millions of dollars except per share data        2002        2001       2000
-----------------------------------------------------------------------------
Reported net income (loss)                     $  (998)    $   809    $   501
Goodwill amortization, net of tax                    -          38         36
-----------------------------------------------------------------------------
Adjusted net income (loss)                     $  (998)    $   847    $   537
=============================================================================
Basic earnings (loss) per share:
    Reported net income (loss)                 $ (2.31)    $  1.89    $  1.13
    Goodwill amortization, net of tax                -        0.09       0.08
-----------------------------------------------------------------------------
    Adjusted net income (loss)                 $ (2.31)    $  1.98    $  1.21
=============================================================================
Diluted earnings (loss) per share:
    Reported net income (loss)                 $ (2.31)    $  1.88    $  1.12
    Goodwill amortization, net of tax                -        0.09       0.08
-----------------------------------------------------------------------------
    Adjusted net income (loss)                 $ (2.31)    $  1.97    $  1.20
=============================================================================

                               HALLIBURTON COMPANY
                             SELECTED FINANCIAL DATA
                                   (Unaudited)

                                                                     Years ended December 31
Millions of dollars and shares                  ---------------------------------------------------------------
except per share and employee data                2002         2001          2000        1999          1998
---------------------------------------------------------------------------------------------------------------
TOTAL REVENUES                                  $ 12,572     $ 13,046     $ 11,944    $   12,313    $ 14,504
============================================================================================================
TOTAL OPERATING INCOME (LOSS) (1)                   (112)       1,084          462           401         170
Nonoperating income (expense), net (2)              (116)        (130)        (127)          (94)       (115)
------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND MINORITY INTEREST       (228)         954          335           307          55
Provision for income taxes (3)                       (80)        (384)        (129)         (116)       (155)
Minority interest in net income of
    consolidated subsidiaries                        (38)         (19)         (18)          (17)        (20)
------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations        $   (346)    $    551     $    188    $      174    $   (120)
============================================================================================================
Income (loss) from discontinued operations      $   (652)    $    257     $    313    $      283    $    105
============================================================================================================
Net income (loss)                               $   (998)    $    809     $    501    $      438    $    (15)
============================================================================================================
BASIC INCOME (LOSS) PER COMMON SHARE
    Continuing operations                       $  (0.80)    $   1.29     $   0.42    $     0.40    $  (0.27)
    Net income (loss)                              (2.31)        1.89         1.13          1.00       (0.03)
DILUTED INCOME (LOSS) PER COMMON SHARE
    Continuing operations                          (0.80)        1.28         0.42          0.39       (0.27)
    Net income (loss)                              (2.31)        1.88         1.12          0.99       (0.03)
Cash dividends per share                            0.50         0.50         0.50          0.50        0.50
Return on average shareholders' equity            (24.02)%      18.64%       12.20%        10.49%      (0.35)%
------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
Net working capital                             $  2,288     $  2,665     $  1,742    $    2,329    $  2,129
Total assets                                      12,844       10,966       10,192         9,639      10,072
Property, plant and equipment, net                 2,629        2,669        2,410         2,390       2,442
Long-term debt (including current maturities)      1,476        1,484        1,057         1,364       1,426
Shareholders' equity                               3,558        4,752        3,928         4,287       4,061
Total capitalization                               5,083        6,280        6,555         6,590       5,990
Shareholders' equity per share                      8.16        10.95         9.20          9.69        9.23
Average common shares outstanding (basic)            432          428          442           440         439
Average common shares outstanding (diluted)          432          430          446           443         439
------------------------------------------------------------------------------------------------------------
OTHER FINANCIAL DATA
Capital expenditures                            $   (764)    $   (797)    $   (578)   $     (520)   $   (841)
Long-term borrowings (repayments), net               (15)         412         (308)          (59)        122
Depreciation, depletion and amortization
    expense                                          505          531          503           511         500
Goodwill amortization included in
    depreciation, depletion and amortization
    expense:
       Energy Services Group                           -           24           19            12          22
       Engineering and Construction Group              -           18           25            21          14
Payroll and employee benefits (4)                 (4,875)      (4,818)      (5,260)       (5,647)     (5,880)
Number of employees (4), (5)                      83,000       85,000       93,000       103,000     107,800
============================================================================================================

(continued on next page)

                               HALLIBURTON COMPANY
                             SELECTED FINANCIAL DATA
                                   (Unaudited)
                                   (continued)

                                                                       Years ended December 31
Millions of dollars and shares                  ---------------------------------------------------------------
except per share and employee data                 1997        1996         1995         1994           1993
---------------------------------------------------------------------------------------------------------------
TOTAL REVENUES                                  $ 13,498     $ 11,236     $  9,045    $    8,540    $   9,145
=============================================================================================================
TOTAL OPERATING INCOME (LOSS) (1)                  1,178          674          562           402            8
Nonoperating income (expense), net (2)               (82)         (70)         (34)          333          (61)
-------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES AND MINORITY INTEREST      1,096          604          528           735          (53)
Provision for income taxes (3)                      (406)        (158)        (167)         (275)         (18)
Minority interest in net income of
    consolidated subsidiaries                        (30)           -           (1)          (14)         (24)
-------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations        $    660     $    446     $    360    $      446    $     (95)
=============================================================================================================
Income from discontinued operations             $    112     $    112     $     36    $       97    $      81
=============================================================================================================
Net income (loss)                               $    772     $    558     $    381    $      543    $     (14)
=============================================================================================================
BASIC INCOME (LOSS) PER COMMON SHARE
    Continuing operations                       $   1.53     $   1.04     $   0.83    $     1.04    $   (0.23)
    Net income (loss)                               1.79         1.30         0.88          1.26        (0.04)
DILUTED INCOME (LOSS) PER COMMON SHARE
    Continuing operations                           1.51         1.03         0.83          1.03        (0.23)
    Net income (loss)                               1.77         1.29         0.88          1.26        (0.04)
Cash dividends per share                            0.50         0.50         0.50          0.50         0.50
Return on average shareholders' equity             19.16%       15.25%       10.44%        15.47%       (0.43)%
-------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
Net working capital                             $  1,985     $  1,501     $  1,477    $    2,197    $   1,563
Total assets                                       9,657        8,689        7,723         7,774        8,087
Property, plant and equipment, net                 2,282        2,047        1,865         1,631        1,747
Long-term debt (including current maturities)      1,303          957          667         1,119        1,129
Shareholders' equity                               4,317        3,741        3,577         3,723        3,296
Total capitalization                               5,647        4,828        4,378         4,905        4,746
Shareholders' equity per share                      9.86         8.78         8.29          8.63         7.70
Average common shares outstanding (basic)            431          429          431           431          422
Average common shares outstanding (diluted)          436          432          432           432          422
-------------------------------------------------------------------------------------------------------------
OTHER FINANCIAL DATA
Capital expenditures                            $   (804)    $   (612)    $   (474)   $     (358)   $    (373)
Long-term borrowings (repayments), net               285          286         (481)         (120)         192
Depreciation, depletion and amortization
    expense                                          465          405          380           387          574
Goodwill amortization included in
    depreciation, depletion and amortization
    expense:
       Energy Services Group                          20           19           17            14           11
       Engineering and Construction Group             12            7            7             7            7
Payroll and employee benefits (4)                 (5,479)      (4,674)      (4,188)       (4,222)      (4,429)
Number of employees (4), (5)                     102,000       93,000       89,800        86,500       90,500
=============================================================================================================

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                                       51

                               HALLIBURTON COMPANY
                             SELECTED FINANCIAL DATA
                                   (Unaudited)
                                   (continued)

(1) Operating income includes the following special charges and credits:

    1999 - $47 million: reversal of a portion of the 1998 special charges.

    1998 - $959 million: asset related charges ($491 million), personnel reductions ($234 million), facility consolidations ($124 million), merger transaction costs ($64 million), and other related costs ($46 million).

    1997 - $11 million: merger costs ($9 million), write-downs on impaired assets and early retirement incentives ($10 million), losses from the sale of assets ($12 million), and gain on extension of joint venture ($42 million).

    1996 - $86 million: merger costs ($13 million), restructuring, merger and severance costs ($62 million), and write-off of acquired in-process research and development costs ($11 million).

    1995 - $8 million: restructuring costs ($5 million) and write-off of acquired in-process research and development costs ($3 million).

    1994 - $19 million: merger costs ($27 million), litigation ($10 million), and litigation and insurance recoveries ($18 million).

    1993 - $419 million: loss on sale of business ($322 million), merger costs ($31 million), restructuring ($5 million), litigation ($65 million), and gain on curtailment of medical plan ($4 million).

(2) Nonoperating income in 1994 includes a gain of $276 million from the sale of an interest in Western Atlas International, Inc. and a gain of $102 million from the sale of our natural gas compression business.

(3) Provision for income taxes in 1996 includes tax benefits of $44 million due to the recognition of net operating loss carryforwards and the settlement of various issues with the Internal Revenue Service.

(4) Includes employees of Dresser Equipment Group which is accounted for as discontinued operations for the years 1993 through 2000.

(5) Does not include employees of less than 50%-owned affiliated companies.

                               HALLIBURTON COMPANY
                   QUARTERLY DATA AND MARKET PRICE INFORMATION
                                   (Unaudited)

                                                                             Quarter
                                                     ------------------------------------------------------
Millions of dollars except per share data               First          Second         Third         Fourth         Year
-------------------------------------------------------------------------------------------------------------------------
2002
Revenues                                             $   3,007        $ 3,235        $ 2,982       $ 3,348       $12,572
Operating income (loss)                                    123           (405)           191           (21)         (112)
Income (loss) from continuing operations                    50           (358)            94          (132)         (346)
Loss from discontinued operations                          (28)          (140)             -          (484)         (652)
Net income (loss)                                           22           (498)            94          (616)         (998)
Earnings per share:
    Basic income (loss) per common share:
       Income (loss) from continuing operations           0.12          (0.83)          0.22         (0.30)        (0.80)
       Loss from discontinued operations                 (0.07)         (0.32)             -         (1.12)        (1.51)
       Net income (loss)                                  0.05          (1.15)          0.22         (1.42)        (2.31)
    Diluted income (loss) per common share:
       Income (loss) from continuing operations           0.12          (0.83)          0.22         (0.30)        (0.80)
       Loss from discontinued operations                 (0.07)         (0.32)             -         (1.12)        (1.51)
       Net income (loss)                                  0.05          (1.15)          0.22         (1.42)        (2.31)
Cash dividends paid per share                            0.125          0.125          0.125         0.125          0.50
Common stock prices (1)
    High                                                 18.00          19.63          16.00         21.65         21.65
    Low                                                   8.60          14.60           8.97         12.45          8.60
========================================================================================================================
2001
Revenues                                             $   3,144        $ 3,339        $ 3,391       $ 3,172       $13,046
Operating income                                           198            272            342           272         1,084
Income from continuing operations before
    change in accounting method, net                        86            143            181           141           551
Income (loss) from discontinued operations                  22            (60)            (2)           (2)          (42)
Gain on disposal of discontinued operations                  -            299              -             -           299
Change in accounting method, net                             1              -              -             -             1
Net income                                                 109            382            179           139           809
========================================================================================================================

(continued on next page)

                               HALLIBURTON COMPANY
                   QUARTERLY DATA AND MARKET PRICE INFORMATION
                                   (Unaudited)
                                   (continued)

                                                                              Quarter
                                                        --------------------------------------------------
Millions of dollars except per share data               First         Second         Third         Fourth         Year
-------------------------------------------------------------------------------------------------------------------------
2001
Earnings per share:
    Basic income (loss) per common share:
       Income from continuing operations                 0.20           0.34           0.42          0.33          1.29
       Income (loss) from discontinued operations        0.05          (0.14)             -         (0.01)        (0.10)
       Gain on disposal of discontinued operations          -           0.70              -            -           0.70
       Net income                                        0.25           0.90           0.42          0.32          1.89
    Diluted income (loss) per common share:
       Income from continuing operations                 0.20           0.33           0.42          0.33          1.28
       Income (loss) from discontinued operations        0.05          (0.14)             -         (0.01)        (0.10)
       Gain on disposal of discontinued operations          -           0.70              -            -           0.70
       Net income                                        0.25           0.89           0.42          0.32          1.88
Cash dividends paid per share                           0.125          0.125          0.125         0.125          0.50
Common stock prices (1)
    High                                                45.91          49.25          36.79         28.90         49.25
    Low                                                 34.81          32.20          19.35         10.94         10.94
========================================================================================================================

(1) New York Stock Exchange-composite transactions high and low intraday price.